AMALGAMATION AGREEMENT

among

NAVA RESOURCES, INC.

and

OURCO CAPITAL LTD.

and

INTERNATIONAL ECO ENDEAVORS CORP.

and

KENDERESH ENDEAVORS CORP.

and

KENDERES BIOGAZ TERMELO KORLATOLT FELE LOSSEGU TARSASAG

Dated as of June 19, 2013

AMALGAMATION AGREEMENT

THIS AGREEMENT made the 19th day of June, 2013.

AMONG:

NAVA RESOURCES, INC., a corporation incorporated under the laws of the State of Nevada

(“Nava”)

AND:

OURCO CAPITAL LTD., a corporation existing under the British Columbia Business Corporations Act

(“Newco”)

AND:

INTERNATIONAL ECO ENDEAVORS CORP.,a corporation existing under the British Columbia Business Corporations Act

(“Eco Endeavors”)

AND:

KENDERESH ENDEAVORS CORP., a corporation existing under the British Columbia Business Corporations Act

(“Kenderesh”)

AND:

KENDERES BIOGAZ TERMELO KORLATOLT FELE LOSSEGU TARSASAG, a Hungarian company

(“Kenderes Biogaz”)

WHEREAS:

A.	Nava and Eco Endeavors propose to complete a business combination by way of an amalgamation under the provisions of the BCBCA (as hereinafter defined) of Eco Endeavors and Newco, a wholly-owned subsidiary of Nava;

B.	Kenderes Biogaz is a wholly-owned subsidiary of Kenderesh which, in turn, is a wholly-owned subsidiary of Eco Endeavors;

C.	Kenderes Biogaz owns and operates a biogas plant located in Budapest, Hungary (the “Kenderes Biogas Plant”); and

D.	Kenderes Biogaz and Kenderesh have each agreed to be a party to this Agreement in order to make certain representations and warranties with respect to their respective business to Nava;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
 DEFINITIONS, INTERPRETATION AND SCHEDULES

1.1       Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)	“1933 Act” means the United States Securities Act of 1933, as amended;

(b)	“1940 Act” means the United States Investment Company Act of 1940, as amended;

(c)	“affiliate” shall have the meaning ascribed to such term under the BCBCA;

(d)	“Agreement” means this amalgamation agreement, together with the schedules attached hereto, as amended, amended and restated or supplemented from time to time;

(e)	“Amalco” means the company resulting from the amalgamation of Eco Endeavors and Newco pursuant to the Amalgamation;

(f)	“Amalco Shares” means the common shares in the capital of Amalco;

(g)	“Amalgamating Corporations” means Eco Endeavors and Newco;

(h)	“Amalgamation” means the amalgamation of Eco Endeavors and Newco pursuant to section 269 of the BCBCA on the terms and conditions set forth in this Agreement, subject to any amendment thereto in accordance herewith;

(i)	“Amalgamation Application” means the amalgamation application that will be filed with the Registrar under subsection 275(1)(a) of the BCBCA in order to give effect to the Amalgamation, substantially in the form attached hereto as Schedule C;

(j)	“Articles of Amalco” means the articles of Amalco in the form to be mutually agreed to by the Parties, substantially in the form attached hereto as Schedule D;

(k)	“Applicable Securities Laws” means all applicable securities legislation in all jurisdictions relevant to the issuance of the Nava Common Shares;

(l)	“BCBCA” means the British Columbia Business Corporations Act;

(m)	“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of Vancouver, British Columbia are open for business;

(n)	“Canadian Eco Endeavors Shareholders” means an Eco Endeavors Shareholder that is a Canadian Resident and is not a U.S. Person;

(o)	“Canadian Resident” means a person that is resident of Canada for the purposes of the Income Tax Act (Canada);

(p)	“Completion Deadline” means the latest date by which the transactions contemplated by this Agreement are to be completed, which date shall be September 30, 2013 or such later date as the Parties may mutually agree;

(q)	“Contract” means any note, mortgage, indenture, non-governmental permit or license, franchise, lease or other contract, agreement, commitment or arrangement binding upon Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be;

(r)	“Deed of Undertaking” means the Deed of Undertaking dated June 1, 2012 between Eco Endeavors and Waratah Capital Ltd., who subsequently assigned all rights thereto to Waratah, whereby Eco Endeavors agreed to repay amounts advanced by Waratah Capital Ltd. to Eco Endeavors;

(s)	“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S and without limiting the foregoing, but for greater clarity in this Agreement, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Nava Common Shares and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the Nava Common Shares;

(t)	“Dissent Rights” means the rights of dissent of Eco Endeavors Shareholders in respect of the Eco Endeavors Resolution under section 272 of the BCBCA;

(u)	“Eco Endeavors” shall have the meaning ascribed thereto on the first page of this Agreement;

(v)	“Eco Endeavors Assets” has the meaning ascribed in Section 3.1(m) of this Agreement;

(w)	“Eco Endeavors Board” means the board of directors of Eco Endeavors;

(x)	“Eco Endeavors Common Shares” means the authorized common shares in the capital of Eco Endeavors, as presently constituted;

(y)	“Eco Endeavors Financial Statements” has the meaning ascribed in Section 3.1(k);

(z)	“Eco Endeavors Assets” has the meaning ascribed thereto in Section 3.1(m) of this Agreement;

(aa)	“Eco Endeavors Preferred Shares” means the authorized preferred shares in the capital of Eco Endeavors, as presently constituted;

(bb)	“Eco Endeavors Resolution” means the Special Resolution of the Eco Endeavors Shareholders approving the Amalgamation and this Agreement substantially in the form attached hereto as Schedule A;

(cc)	“Eco Endeavors Shareholder Approval” means the approval of the Eco Endeavors Shareholders in respect of the Eco Endeavors Resolution; and

(dd)	“Eco Endeavors Shareholders” means, at any time, the holders of outstanding Eco Endeavors Common Shares.

(ee)	“EDGAR” means the Electronic Data-Gathering, Analysis, and Retrieval system;

(ff)	“Effective Date” means the date shown on the certificate of amalgamation issued by the Registrar in respect of the Amalgamation in accordance with section 281 of the BCBCA;

(gg)	“Effective Time” means the earliest moment on the Effective Date or such other time on the Effective Date as the Parties hereto may agree in writing;

(hh)	“Encumbrance” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(ii)	“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Laws;

(jj)	“Environmental Laws” means all applicable Laws, including applicable common law, relating to the protection of the environment and employee and public health and safety, and includes Environmental Approvals;

(kk)	“Former Eco Endeavors Shareholders” means the holders of Eco Endeavors Common Shares immediately prior to the Effective Time;

(ll)	“GAAP” means United States generally accepted accounting principles;

(mm)	“Governmental Entity” means any applicable:

(i)	multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(ii)	subdivision, agent, commission, board or authority of any of the foregoing;

(iii)	quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or

(iv)	stock exchange, including the OTC Bulletin Board;

(nn)	“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (i) copyrights, registrations and applications for registration thereof, (ii) trademarks, service marks, trade names, industrial designs, inventions, manuals, technology, software, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (iii) patents, as well as any reissued and re-examined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing, (iv) trade secrets, proprietary confidential information and proprietary know-how or (v) any other intellectual property;

(oo)	“Kenderes Biogas Plant” has the meaning set out in Recital C of this Agreement;

(pp)	“Kenderes Biogaz Royalty” means the royalty payable by Kenderes Biogaz to Palladio Projects Kft calculated as 10% of profits of the operating biogas plant operated by Kenderes Biogaz;

(qq)	“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

(rr)	“Material Adverse Change” means any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect on the applicable Party and its Subsidiaries on a consolidated basis;

(ss)	“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, with other such changes, effects, events, occurrences or states of facts, is or would reasonably be expected to be material and adverse to the business, properties, operations, results of operations or financial condition of the applicable Party and its Subsidiaries on a consolidated basis, except any change, effect, event, occurrence or state of facts resulting from or relating to:

(i)	the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder or communication by the applicable Party of its plans or intentions with respect to the other Party and/or any of its Subsidiaries;

(ii)	changes in the United States and Canadian economies in general or the United States and Canadian capital or currency markets in general;

(iii)	the threat, commencement, occurrence or continuation of any war, armed hostilities, acts of environmental groups, civil strife, or acts of terrorism;

(iv)	any change in applicable Laws or in the interpretation thereof by any Governmental Entity;

(v)	any change in GAAP;

(vi)	any natural disaster;

(vii)	any change in the price of uranium or gold;

(viii)	any change relating to foreign currency exchange rates; or

(ix)	changes affecting the mining industry generally,

provided that, in the case of any changes referred to in clauses (ii) to (ix) above, inclusive such changes do not have a materially disproportionate effect on the applicable Party relative to comparable mineral exploration companies;

(tt)	“Material Contracts” means all Contracts or other obligations or rights (and all amendments, modifications and supplements thereto and all side letters to which Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be, is a party affecting the obligations of any party thereunder) to which Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be, is a party or by which any of their respective properties or assets are bound that are material to the business, properties or assets of Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be, taken as a whole, including to the extent any of the following are material to the business, properties or assets of Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be, taken as a whole, all:

(i)	employment, severance, personal services, consulting, non-competition or indemnification contracts (including any Contract to which Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be, is a party involving employees);

(ii)	Contracts granting a right of first refusal or first negotiation;

(iii)	partnership or joint venture agreements;

(iv)	Contracts for the acquisition, sale or lease of material properties or assets of Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be, (by purchase or sale of assets or stock or otherwise);

(v)	Contracts with any Governmental Entity;

(vi)	loan or credit agreements mortgages, indentures or other Contracts or instruments evidencing indebtedness for borrowed money by Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be, or any such agreement pursuant to which indebtedness for borrowed money may be incurred;

(vii)	Contracts that purport to limit, curtail or restrict the ability of Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be, to compete in any geographic area or line of business;

(viii)	commitments and agreements to enter into any of the foregoing; and

(ix)	all Contracts that provide for annual payments to or from Nava (or any Subsidiary of Nava) or Eco Endeavors (or any Subsidiary of Eco Endeavors), as the case may be, in excess of $25,000 per annum;

(uu)	“MI 51-105” means Multilateral Instrument 51-105 – Issuers Quoted in the U.S. Overthe-Counter Markets as adopted by the British Columbia Securities Commission.

(vv)	“Nava” shall have the meaning ascribed thereto on the first page of this Agreement;

(ww)	“Nava Board” means the board of directors of Nava;

(xx)	“Nava Common Shares” means the authorized common shares in the capital of Nava as presently constituted;

(yy)	“Nava Financial Statements” shall have the meaning ascribed thereto in Section 3.2(j);

(zz)	“Nava Options” means the outstanding options of Nava which entitle the holders to purchase an aggregate of up to 275,000 Nava Common Shares;

(aaa)	“Nava Placement Units” means the units to be offered by Nava in the Private Placement, each unit consisting of one Nava Common Share and one Nava Placement Warrant;

(bbb)	“Nava Placement Warrant” means a share purchase warrant issued by Nava in the Private Placement, each share purchase warrant of which is exercisable into one Nava Common Share at the exercise price of $0.05 for a period of five years from the closing of the Private Placement;

(ccc)	“Nava Properties and Assets” has the meaning ascribed thereto in Section 3.2(m) of this Agreement;

(ddd)	“Nava Public Documents” means the public documents filed by Nava since January 1, 2013 and available on SEDAR under Nava’s SEDAR profile and filed with the SEC and available on EDGAR;

(eee)	“Nava Units” means the units to be issued by Nava to the Eco Endeavors Shareholders at the Effective Time in accordance with Section 2.1(b)(i), each unit consisting of one Nava Common Share and one Nava Warrant;

(fff)	“Nava Warrant” means a share purchase warrant of Nava issued as part of the Nava Units, each of which entitles the holder to acquire one Nava Common Share at the exercise price of $0.05 for a period of five years from the Effective Date;

(ggg)	“Newco” shall have the meaning ascribed thereto on the first page of this Agreement;

(hhh)	“Newco Shares” means common shares in the capital of Newco;

(iii)	“Non-Canadian Eco Endeavors Shareholders” means an Eco Endeavors Shareholder that is not a Canadian Resident and is not a U.S. Person;

(jjj)	“Party” shall mean, as the context requires, either Nava, Newco, Eco Endeavors, Kenderesh or Kenderes Biogaz as applicable and “Parties” shall mean all of them;

(kkk)	“Person” means any individual, firm, partnership, joint venture, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(lll)	“Private Placement” means the non-brokered private placement of Nava Placement Units to be offered by Nava at a price of $0.05 per Nava Placement Unit for gross proceeds of at least $1,000,000;

(mmm)	“Registrar” means the registrar appointed under section 400 of the BCBCA;

(nnn)	“Regulation D” means Regulation D adopted by the SEC under the 1933 Act;

(ooo)	“Regulation S” means Regulation S adopted by the SEC under the 1933 Act;

(ppp)	“SEC” means the United States Securities and Exchange Commission;

(qqq)	“Securities Authorities” means the securities commissions and/or other securities regulatory authorities in the provinces and territories of Canada;

(rrr)	“SEDAR” means the System for Electronic Document Analysis and Retrieval;

(sss)	“Subsidiary” has that meaning as set out in section 2(2) of the BCBCA;

(ttt)	“Substantial U.S. Market Interest” means substantial U.S. market interest as that term is defined in Regulation S;

(uuu)	“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan contributions, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority

(domestic or foreign) on such entity, and any interest, penalties, additional taxes andadditions to tax imposed with respect to the foregoing;

(vvv)	“Tax Act” means the Income Tax Act (Canada), as amended and the regulations thereunder, as amended;

(www)	“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns, notices, forms, statements and other documents made, prepared or filed with any taxing authority or required to be made, prepared or filed with any taxing authority relating to Taxes;

(xxx)	“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(yyy)	“U.S. Person” has the meaning ascribed to such term in Rule 902 of Regulation S;

(zzz)	“Waratah” means Waratah Investments Limited;

(aaaa)	“Waratah Loan” means the amounts advanced by Waratah to Eco Endeavors pursuant to the terms of the Deed of Undertaking; and

(bbbb)	“Waratah Royalty” means the royalty granted by Eco Endeavors as described in Schedule F attached hereto.

In addition, words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.3 Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa and words importing the use of either gender shall include both genders and neuter.

1.4 Date for any Action

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.5 Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6 Currency

Unless otherwise expressly stated, all references in this Agreement to dollar amounts are expressed in United States dollars.

1.7 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Laws, the parties hereto waive any provision of Law that renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof that it replaces.

1.8 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under, and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with GAAP.

1.9 Knowledge

Where the phrases “to the knowledge of Nava” or “to the knowledge of Eco Endeavors” are used in respect of Nava or Eco Endeavors, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon:

(a)	in the case of Nava, the actual knowledge of management of Nava after appropriate inquiries and investigations; and

(b)	in the case of Eco Endeavors, the actual knowledge of management of Eco Endeavors after appropriate inquiries and investigations.

1.10 Meaning of Certain Phrase

In this Agreement the phrase “in the ordinary and regular course of business” shall mean and refer to those activities that are normally conducted by corporations engaged in the business of the generation of electricity from biogas.

1.11 Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Agreement:

Schedule A -Form of Eco Endeavors Resolution
Schedule B -Form of Newco Resolution
Schedule C – Form of Amalgamation Application
Schedule D – Form of Articles of Amalco
Schedule E – List of Intellectual Property
Schedule F – Waratah Royalties
Schedule G – Eco Endeavors Disclosure Statement

ARTICLE 2
THE AMALGAMATION

2.1 Terms of Amalgamation

Eco Endeavors, Newco and Nava hereby covenant and agree to implement the Amalgamation in accordance with the terms and subject to the conditions of this Agreement, as follows:

(a)	at the Effective Time, Newco and Eco Endeavors shall amalgamate and continue as one company, being Amalco, pursuant to the provisions of Section 269 of the BCBCA;

(b)	at the Effective Time:

(i)	all of the Eco Endeavors Common Shares outstanding immediately prior to the Effective Time shall be cancelled, and holders of Eco Endeavors Common Shares outstanding immediately prior to the Effective Time, other than Nava and Newco, shall receive in exchange for their Eco Endeavors Common Shares so cancelled, 60,000,000 Nava Units on a pro-rata basis at a deemed value of $0.05 per Nava Unit and neither Nava nor Newco shall receive any repayment of capital in respect of any Eco Endeavors Common Shares held by them that are cancelled pursuant to this subsection 2.1(b)(i);

(ii)	all of the common shares of Newco outstanding immediately prior to the Effective Time shall be cancelled and replaced with an equal number of common shares of Amalco issued by Amalco; and

(iii)	as consideration for the issuance of Nava Units pursuant to the Amalgamation, Amalco shall issue to Nava one common share of Amalco for each Nava Unit issued;

(c)	as a result of the foregoing:

(i)	in accordance with section 282 of the BCBCA, among other things, the property, rights and interests of each of Eco Endeavors and Newco will continue to be the property, rights and interests of Amalco, and Amalco will continue to be liable for the obligations of each of Eco Endeavors and Newco; and

(ii)	Amalco will be a wholly-owned subsidiary of Nava.

2.2 Effective Date

The Amalgamation shall be completed on the Effective Date and shall be effective at the Effective Time.

2.3 Closing

Unless this Agreement is terminated pursuant to the provisions hereof, Nava, Newco and Eco Endeavors shall meet at the offices of Clark Wilson LLP, Suite 900 – 885 West Georgia Street, Vancouver, British Columbia at 10:00 a.m., Vancouver time, on the Business Day prior to the Effective Date, or at such other time, date or place as they may mutually agree upon, and each of them shall deliver to the other Parties and Newco, as the case may be:

(a)	the documents required or contemplated to be delivered by it hereunder in order to complete, or necessary or reasonably requested to be delivered by it by the other Parties in order to effect the Amalgamation, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Amalgamation becoming effective; and

(b)	written confirmation as to the satisfaction or waiver of all of the conditions in its favour contained in Article 5 hereof.

2.4 Amalgamation Application

Subject to the rights of termination contained in Article 6 hereof, upon obtaining the Eco Endeavors Shareholder Approval and the other conditions contained in Article 5 hereof being satisfied or waived, Eco Endeavors and Newco shall jointly file the Amalgamation Application, which shall be substantially in the form attached hereto as Schedule D, together with such other documents as may be required under the BCBCA, with the Registrar in accordance with the BCBCA in order to effect the Amalgamation. To the extent appropriate, the Amalgamation Application may be filed with the Registrar on a date agreed upon by the Parties in advance of the Effective Date, subject to the right of any Party to withdraw the Amalgamation Application by filing with the registrar a notice of withdrawal pursuant to section 280 of BCBCA.

Unless otherwise agreed to by Nava and Eco Endeavors, the name of Amalco shall be “Nava Holdings Inc.”.

2.5 Registered Office of Amalco

The address of the registered and records office of Amalco shall be Suite 900 – 885 West Georgia Street, Vancouver, British Columbia V6C 3H1.

2.6 Authorized Capital of Amalco

Amalco shall be authorized to issue an unlimited number of common shares (being the Amalco Shares) and an unlimited number of preferred shares. At the Effective Time, the capital account in the records of Amalco for the Amalco Shares shall be equal to the capital attributed to the Eco Endeavors Common Shares (other than any Eco Endeavors Common Shares held by Nava or Newco) and the Newco Shares.

2.7 Initial Directors of Amalco

The first directors of Amalco shall be the persons whose names and business addresses appear below:

2.8 Articles of Amalco

The Articles of Amalco, which shall be substantially in the form attached as Schedule D shall be signed by one or more of the directors of Amalco referred to in section 2.7 hereof.

2.9 Securities Laws

(a)	The issuance and sale of the Nava Units to the Canadian Eco Endeavors Shareholders will be made in reliance on an exemption from the prospectus filing requirements contained in section 2.16 of NI 45-106 and the exemption from the registration requirements contained in Regulation S promulgated under the 1933 Act. Nava reserves the right to request from the Canadian Eco Endeavors Shareholders any additional certificates or representations required to establish an exemption from Applicable Securities Legislation prior to the issuance of any Nava Units.

(b)	For Canadian Eco Endeavors Shareholders, the certificates representing Nava Common Shares and the Nava Warrants to be issued to such shareholders on the Effective Date will be affixed with the following legends describing such restrictions:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN OR FROM A JURISDICTION OF CANADA UNLESS THE CONDITIONS OF SECTION 13 OF MULTILATERAL INSTRUMENT 51-105 ISSUERS QUOTED IN THE U.S. OVER-THECOUNTER MARKETS ARE MET.

(c)	The issuance and sale of the Nava Units to Non-Canadian Eco Endeavors Shareholders will be made in reliance on an exemption from the prospectus filing requirements contained in Regulation S. The Non-Canadian Eco Endeavors Shareholders acknowledge and understand that any Nava Units that they receive pursuant to this Agreement will be subject to resale restrictions in accordance with Applicable Securities Legislation and that as a result the certificates representing such Nava Common Shares and Nava Warrants will be affixed with the following legend in accordance with Regulation S of the 1933 Act:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

(d)	Pursuant to MI 51-105, a subsequent trade in the Nava Common Shares in or from any province in Canada will be a distribution subject to the prospectus requirements of applicable Canadian securities legislation (including theSecurities Act (British Columbia)) unless certain conditions are met, which conditions include, among others, a requirement that any certificate representing the Nava Common Shares (or ownership statement issued under a direct registration system or other book entry system) bear the restrictive legend (the “51-105 Legend”) specified in MI 51-105.

(e)	The Parties acknowledge that on or prior to the Effective Date, the Non-Canadian Eco Endeavors Shareholders and Canadian Eco Endeavors Shareholders who are not subject to MI 51-105 (together the “Non-51-105 Vendors”) may be required to provide Nava with a certificate dated as of the Effective Date, whereby each such person represents and warrants that they are not residents of the provinces subject to MI 51-105 and further undertakes not to trade or resell any of the Nava Common Shares received by them pursuant to this Agreement in or from any provinces subject to MI 51-105 and further still that the Non-51-105 Vendors understand and agree that Nava and others will rely upon the truth and accuracy of these representations and warranties and agree that if such representations and warranties are no longer accurate or have been breached, the Non-51105 Vendor will immediately notify Nava. Such certificate may further require that by executing and delivering this Agreement and as a consequence of the representations and warranties made by the Non-51-105 Vendors in this section, the Non-51-105 Vendors will have directed Nava not to include the 51-105 Legend on any certificates representing the Nava Common Shares or Nava Warrants to be issued to the Non-51-105 Vendors. As a consequence, the Non-51-105 Vendors will not be able to rely on the resale provisions of MI 51-105, and any subsequent trade in any of the Nava Common Shares in or from the provinces subject to MI 51-105 will be a distribution subject to the prospectus and registration requirements of the MI 51-105. As set out in such certificate, if the Non-51105 Vendor wishes to trade or resell any of the Nava Common Shares in or from a province subject to MI 51-105, the Non-51-105 Vendor will agree and undertake to return, prior to any such trade or resale, any certificate representing the Nava Common Shares or Nava Warrants, as applicable, to Nava’s transfer agent to have the 51-105 Legend imprinted on such certificate or to instruct Nava’s transfer agent to include the 51-105 Legend on any ownership statement issued under a direct registration system or other book entry system.

2.10 Consultation

Nava and Eco Endeavors will consult with each other in issuing any press release or otherwise making any public statement with respect to this Agreement or the Amalgamation and in making any filing with any Governmental Entity, Securities Authority or stock exchange with respect thereto. Each of Nava and Eco Endeavors shall use its commercially reasonable efforts to enable the other of them to review and comment on all such press releases and filings prior to the release or filing, respectively, thereof, provided, however, that the obligations herein will not prevent a Party from making, after consultation with the other Party, such disclosure as is required by applicable Laws or the rules and policies of any applicable stock exchange.

2.11 Effecting the Amalgamation

Subject to the rights of termination contained in Article 6, upon the Eco Endeavors Shareholder Approval being obtained and the other conditions contained in Article 5 being complied with or waived, Eco Endeavors and Newco shall file with the Registrar the Amalgamation Application and such other documents as may be required in order to effect the Amalgamation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Eco Endeavors, Kenderesh and Kenderes Biogaz

Each of Eco Endeavors, Kenderesh and Kenderes Biogaz hereby jointly and severally represents and warrants to Nava and hereby acknowledges that Nava is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Amalgamation, as follows:

(a)	Organization. Each of Eco Endeavors and its Subsidiaries has been incorporated and, validly exists under the laws of the jurisdiction of its incorporation and is in good standing under applicable corporate laws and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. Each of Eco Endeavors and its Subsidiaries is registered, licensed or otherwise qualified as a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Eco Endeavors. All of the outstanding shares of each Subsidiary of Eco Endeavors are validly issued, and are fully paid and non-assessable to the extent such a concept exists under applicable Laws. All of the outstanding shares of each Subsidiary of Eco Endeavors are owned directly or indirectly by Eco Endeavors. Except for the proposed conversion of the Waratah Loan, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any Subsidiary of Eco Endeavors.

(b)	Capitalization. Eco Endeavors is authorized to issue an unlimited number of Eco Endeavors Common Shares and an unlimited number of preferred shares. As of the date of this Agreement, there were outstanding:

(i)	15,892,062 Eco Endeavors Common Shares; and

(ii)	no Eco Endeavors Preferred Shares.

Except for the proposed conversion of the Waratah Loan and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Eco Endeavors to issue or sell any shares of Eco Endeavors or any securities or obligations of any kind convertible into or exchangeable for any shares of Eco Endeavors. All outstanding Eco Endeavors Common Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the date hereof, and except as set out in Schedule G, there are no outstanding bonds, debentures or other evidences of indebtedness of Eco Endeavors. Except for any Eco Endeavors Common Shares that are subject to dissent rights at the Effective Time in accordance with the provisions of the BCBCA, there are no outstanding contractual obligations of Eco Endeavors to repurchase, redeem or otherwise acquire any outstanding Eco Endeavors Common Shares or with respect to the voting or disposition of any outstanding Eco Endeavors Common Shares.

(c)	Authority. Eco Endeavors has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Eco Endeavors as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Eco Endeavors and the completion by Eco Endeavors of the transactions contemplated by this Agreement have been authorized by the Eco Endeavors Board and, subject to obtaining the Eco Endeavors Shareholder Approval in the manner contemplated herein, no other corporate proceedings on the part of Eco Endeavors are necessary to authorize this Agreement or the completion by Eco Endeavors of the transactions contemplated hereby other than the filing of the Amalgamation Application with the Registrar. This Agreement has been executed and delivered by Eco Endeavors and constitutes a legal, valid and binding obligation of Eco Endeavors, enforceable against Eco Endeavors in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by Eco Endeavors of this Agreement and the performance by Eco Endeavors of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the articles or notice of articles of Eco Endeavors or any Subsidiary of Eco Endeavors;

(B)	any applicable Law, or

(C)	any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which Eco Endeavors or any Subsidiary of Eco Endeavors is bound or is subject to or of which Eco Endeavors or any Subsidiary of Eco Endeavors is the beneficiary, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on Eco Endeavors;

(ii)	cause any indebtedness owing by Eco Endeavors or any Subsidiary of Eco Endeavors to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Eco Endeavors;

(iii)	result in the imposition of any Encumbrance upon any of the property or assets of Eco Endeavors or any Subsidiary of Eco Endeavors or give any Person the right to acquire any of Eco Endeavors’ assets, or restrict, hinder, impair or limit the ability of Eco Endeavors or any Subsidiary of Eco Endeavors to conduct the business of Eco Endeavors or any Subsidiary of Eco Endeavors as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Eco Endeavors;

(iv)	result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, change of control provision, bonus, termination payments, retention bonus or otherwise, becoming due to any director or officer of Eco Endeavors or any Subsidiary of Eco Endeavors or increase any benefits otherwise payable under any pension or benefits plan of Eco Endeavors or any Subsidiary of Eco Endeavors or result in the acceleration of the time of payment or vesting of any such benefits; or

(v)	result in the revocation, suspension, cancellation, variation or non-renewal of any permits, licenses, leases or other instruments, conferring rights in respect of the property interests in which Eco Endeavors or any Subsidiary of Eco Endeavors has an interest.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Eco Endeavors or any Subsidiary of Eco Endeavors in connection with the execution and delivery of this Agreement or the consummation by Eco Endeavors of the transactions contemplated hereby other than:

(i)	filings required under the BCBCA;

(ii)	filings with and approvals by the Securities Authorities; and

(iii)	any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Eco Endeavors.

(d)	Directors’ Approvals. The Eco Endeavors Board has unanimously:

(i)	determined that the Amalgamation is in the best interests of Eco Endeavors;

(ii)	determined to recommend that the Eco Endeavors Shareholders vote in favour of the Eco Endeavors Resolution; and

(iii)	authorized the entering into of this Agreement, and the performance of Eco Endeavors’ obligations hereunder.

(e)	Contracts. Except for the Deed of Undertaking, each of the Material Contracts to which Eco Endeavors or any Subsidiary of Eco Endeavors is a party constitutes a valid and legally binding obligation of Eco Endeavors, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)	Waivers, Consents. There are no waivers, consents, notices or approvals required to complete the transactions contemplated under this Agreement from other parties to the Material Contracts of Eco Endeavors.

(g)	No Defaults. Except as set out in Schedule G, none of Eco Endeavors or any Subsidiary of Eco Endeavors is in default under, and, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Eco Endeavors or any Subsidiary of Eco Endeavors under any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, Contract of Eco Endeavors or any Subsidiary of Eco Endeavors, agreement, licence, permit or other instrument that is material to the conduct of the business of Eco Endeavors or any Subsidiary of Eco Endeavors to which any of them is a party or by which any of them is bound or subject to that would, individually or in the aggregate, have a Material Adverse Effect on Eco Endeavors. No party to any Contract of Eco Endeavors or any Subsidiary of Eco Endeavors has given written notice to Eco Endeavors or any Subsidiary of Eco Endeavors of or made a claim against Eco Endeavors or any Subsidiary of Eco Endeavors with respect to any breach or default thereunder, in any such case in which such breach or default constitutes a Material Adverse Effect on Eco Endeavors.

(h)	Absence of Changes. Except as disclosed to Nava in writing prior to the date hereof, since January 1, 2013:

(i)	Eco Endeavors and each Subsidiary of Eco Endeavors has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	none of Eco Endeavors or any Subsidiary of Eco Endeavors has incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Eco Endeavors or any Subsidiary of Eco Endeavors of any material property or assets thereof;

(iv)	other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Eco Endeavors or any Subsidiary of Eco Endeavors of any debt for borrowed money, any creation or assumption by Eco Endeavors or any Subsidiary of Eco Endeavors of any Encumbrance, any making by Eco Endeavors or any Subsidiary of Eco Endeavors of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non-renewal by Eco Endeavors or any Subsidiary of Eco Endeavors of any contract, agreement, licence, lease transaction, commitment or other right or obligation that would, individually or in theaggregate, have a Material Adverse Effect on Eco Endeavors;

(v)	Eco Endeavors has not declared or paid any dividends or made any other distribution in respect of any of the Eco Endeavors Common Shares;

(vi)	Eco Endeavors has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Eco Endeavors Common Shares;

(vii)	other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable by Eco Endeavors or any Subsidiary of Eco Endeavors to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers, employees or consultants;

(viii)	Eco Endeavors has not effected any material change in its accounting methods, principles or practices, other than as disclosed to Nava; and

(ix)	Eco Endeavors has not adopted any, or amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(i)	Employment Agreements. Neither Eco Endeavors nor any Subsidiary of Eco Endeavors:

(i)	is a party to any written or oral policy, agreement, obligation or understanding providing for retention bonuses, severance or termination payments to, or any employment or consulting agreement with, any director or officer of Eco Endeavors or any Subsidiary of Eco Endeavors that would be triggered by Eco Endeavors’ entering into this Agreement or the completion of the Amalgamation;

(ii)	has any employee or consultant whose employment or contract with Eco Endeavors or any Subsidiary of Eco Endeavors cannot be terminated by Eco Endeavors or any Subsidiary of Eco Endeavors in accordance with the provisions of such employment or consultant contract following the completion of the Amalgamation; and

(iii)	(A) is a party to any collective bargaining agreement;

(B)	is, to the knowledge of Eco Endeavors, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement; or

(C)	is subject to any current, or, to the knowledge of Eco Endeavors, pending or threatened strike or lockout.

(j)	Books and Records. The corporate records and minute books of Eco Endeavors and each Subsidiary of Eco Endeavors have been maintained in accordance with all applicable

Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Eco Endeavors, financial books and records and accounts of Eco Endeavors and each Subsidiary of Eco Endeavors in all material respects:

(i)	have been maintained in accordance with good business practices on a basis consistent with prior years and past practice; and

(ii)	are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Eco Endeavors and each Subsidiary of Eco Endeavors.

(k)	Financial Information. When prepared and delivered, the audited annual consolidated financial statements of Eco Endeavors for the fiscal years ended March 31, 2013 and 2012 and the notes thereto (the “Eco Endeavors Financial Statements”) will be prepared in accordance with GAAP consistently applied, and will fairly present in all material respects the financial condition of Eco Endeavors at the respective dates indicated and the results of operations of Eco Endeavors for the periods covered. Except as disclosed in the Eco Endeavors Financial Statements, as of the Closing Date Eco Endeavors will not have any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the Eco Endeavors Financial Statements, except liabilities and obligations incurred in the normal course of business (including the business of operating and developing Eco Endeavors assets) since March 31, 2013, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on Eco Endeavors.

(l)	Litigation. There is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of Eco Endeavors, threatened against or relating to Eco Endeavors, any Subsidiary of Eco Endeavors or affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on Eco Endeavors and Eco Endeavors is not aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Eco Endeavors, threatened against or relating to Eco Endeavors or any Subsidiary of Eco Endeavors before any Governmental Entity. Neither Eco Endeavors or any Subsidiary of Eco Endeavors nor any of their respective properties or assets are subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of Eco Endeavors or each Subsidiary of Eco Endeavors, as the case may be, to conduct their respective business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement, except to the extent any such matter would not, individually or in the aggregate, have a Material Adverse Effect on Eco Endeavors.

(m)	Title to Assets and Operational Matters. Eco Endeavors and each Subsidiary of Eco Endeavors is the legal and beneficial owner of and has good title to the respective assets thereof in which Eco Endeavors or any such Subsidiary has an interest (collectively, for the purposes of this Section 3.1(m), the “Eco Endeavors Assets”). All agreements by which Eco Endeavors or any Subsidiary of Eco Endeavors holds an interest in the Eco Endeavors Assets are in good standing according to their respective terms. Eco Endeavors has conducted and is conducting its business in material compliance with all applicable Laws, including all applicable Laws and all Governmental Entity authorizations and instructions, whether in writing or oral, relating to the Eco Endeavors Assets. Eco Endeavors has not received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the permits, licenses, leases or other instruments conferring rights in respect of the Eco Endeavors Assets that would, individually or in the aggregate, result in a Material Adverse Effect on Eco Endeavors. Without limiting the generality of the foregoing, Eco Endeavors has obtained all material licences and permits necessary for the operation of the business of Eco Endeavors and any Subsidiary of Eco Endeavors as presently conducted, and has not taken any action which would impair the ability of Eco Endeavors or any Subsidiary of Eco Endeavors to obtain necessary licences or permits in the future for the continued operation of such business, in accordance with applicable Laws and requirements of all Governmental Entities.

(n)	Royalty. Except as set out in Schedule G or as contemplated herein, there are no landowner’s royalties, overriding royalties, net profit interests or similar interests or any other rights or interests whatsoever of third parties by which Eco Endeavors or a Subsidiary thereof is bound or in relation to the Eco Endeavor Assets.

(o)	Assets. Except as set out in Schedule G, Eco Endeavors and each Subsidiary of Eco Endeavors has good and marketable title to its assets free and clear of any security interests, liens, charges, mortgages, pledges, Encumbrances, adverse claims and demands of any nature or kind whatsoever recorded or unrecorded, except as disclosed to Nava in writing prior to the date hereof.

(p)	Condition and Sufficiency of Assets. All of the Eco Endeavor Assets are: (i) in reasonable operating condition and repair, ordinary wear and tear excepted; (ii) not in need of material maintenance or repairs (ordinary or routine maintenance or repairs excepted); and (iii) adequate and sufficient for the continuing of the business as now conducted.

(q)	Intellectual Property. Schedule E sets forth a true and complete list of all Intellectual Property held, owned or licensed by Eco Endeavors or a Subsidiary of Eco Endeavors, whether registered or unregistered, and all applications therefor. Except as set forth in Schedule E: (i) Eco Endeavors or a Subsidiary of Eco Endeavors owns, possesses or has the right to use all Intellectual Property rights; (ii) no royalties, honorariums or fees are payable by Eco Endeavors or a Subsidiary of Eco Endeavors to other Persons by reason of ownership, sale, or use of the Intellectual Property, other than with respect to Intellectual Property identified in Schedule E as licensed to Eco Endeavors or a Subsidiary of Eco Endeavors; and (iii) no product or service manufactured, marketed or sold by Eco Endeavors or a Subsidiary of Eco Endeavors violates any licenses or infringes any intellectual property rights of another.

(r)	Insurance. Eco Endeavors maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size and business and such policies are in full force and effect as of the date hereof.

(s)	Environmental. To the knowledge of Eco Endeavors:

(i)	Eco Endeavors and each Subsidiary of Eco Endeavors are in compliance in all material respects with Environmental Laws;

(ii)	Eco Endeavors and each Subsidiary of Eco Endeavors have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)	there is no material claim or judicial or administrative proceeding which may affect either Eco Endeavors or any Subsidiary of Eco Endeavors or any of the properties or assets of Eco Endeavors or any Subsidiary of Eco Endeavors relating to or alleging any violation of Environmental Laws; and

(iv)	Eco Endeavors and each Subsidiary of Eco Endeavors hold all licences, permits and approvals required under any Environmental Laws in connection with the operation of their respective businesses as presently conducted and the ownership and use of their respective assets, other than those which the failure to hold would not reasonably be expected to have a Material Adverse Effect on Eco Endeavors, and neither Eco Endeavors nor any Subsidiary of Eco Endeavors nor any of their respective assets is the subject of any investigation, evaluation, audit or review not in the ordinary and regular course of business by any Governmental Entity to determine whether any violation of Environmental Laws has occurred or is occurring, and neither Eco Endeavors nor any Subsidiary of Eco Endeavors is subject to any known environmental liabilities.

(t)	Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Eco Endeavors and except as set out in Schedule G:

(i)	Eco Endeavors and each Subsidiary of Eco Endeavors has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)	Eco Endeavors and each Subsidiary of Eco Endeavors has:

(A)	duly and timely paid all Taxes due and payable by it;

(B)	duly and timely withheld all Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by applicable Laws to be remitted by it; and

(C)	duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by applicable Laws to be remitted by it;

(iii)	the charges, accruals and reserves for Taxes reflected in the financial records of Eco Endeavors (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of Eco Endeavors, adequate under GAAP to cover Taxes with respect to Eco Endeavors and any Subsidiary of Eco Endeavors accruing through the date hereof;

(iv)	there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or, to the knowledge of Eco Endeavors, threatened against Eco Endeavors or any Subsidiary of Eco Endeavors that propose to assess Taxes in addition to those reported in the Tax Returns; and

(v)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Eco Endeavors or any Subsidiary of Eco Endeavors.

(u)	Pension and Employee Benefits. Eco Endeavors and each Subsidiary of Eco Endeavors has complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of Eco Endeavors and each Subsidiary of Eco Endeavors, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Eco Endeavors or any Subsidiary of Eco Endeavors, as the case may be, other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on Eco Endeavors.

(v)	Compliance with Laws. Except with respect to matters relating to the environment or Environmental Laws (which are addressed in Section 3.1(s)), Eco Endeavors and each Subsidiary of Eco Endeavors has complied with and are not in violation of any applicable Laws other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Eco Endeavors.

(w)	No Option on Assets. Except as disclosed to Nava in writing prior to the date hereof or as disclosed in Schedule G, no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Eco Endeavors or any Subsidiary of Eco Endeavors any of the material assets of Eco Endeavors or any Subsidiary of Eco Endeavors.

(x)	Certain Contracts. Neither Eco Endeavors nor any Subsidiary of Eco Endeavors is a party to or bound by any non-competition agreement or, except as disclosed to Nava in writing prior to the date hereof, any other agreement, obligation, judgment, injunction, order or decree that purports to:

(i)	limit the manner or the localities in which all or any material portion of the business of Eco Endeavors or any Subsidiary of Eco Endeavors are conducted;

(ii)	limit any business practice of Eco Endeavors or any Subsidiary of Eco Endeavors in any material respect; or

(iii)	restrict any acquisition or disposition of any property by Eco Endeavors or any Subsidiary of Eco Endeavors in any material respect.

(y)	No Broker’s Commission. Neither Eco Endeavors, nor any Subsidiary of Eco Endeavors has entered into any agreement that would entitle any Person to any valid claim against them for a broker’s commission, finder’s fee or any like payment in respect of the Amalgamation or any other matter contemplated by this Agreement.

(z)	Vote Required. The only votes of the holders of any class or series of securities of Eco Endeavors necessary to approve this Agreement, the Amalgamation and the transactions contemplated hereby or thereby is the Eco Endeavors Shareholders Approval.

(aa)	U.S. Securities Law Matters. None of Eco Endeavors, any of its affiliates or any person acting on its or their behalf has made or will make any Directed Selling Efforts in the United States with respect to the Nava Common Shares or has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Regulation D), including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising in connection with the offer or exchange of the Nava Common Shares in the United States.

(bb)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Eco Endeavors or to its knowledge any Subsidiary of Eco Endeavors that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing: (i) any business practice of Eco Endeavors or any Subsidiary of Eco Endeavors, (ii) except as disclosed to Nava in writing prior to the date hereof, any acquisition of property by Eco Endeavors or any Subsidiary of Eco Endeavors, or (iii) the conduct of business by Eco Endeavors or any Subsidiary of Eco Endeavors as currently conducted.

(cc)	Creditors of Eco Endeavors. Eco Endeavors has reasonable grounds for believing that no creditor of Eco Endeavors will be materially prejudiced by the Amalgamation.

(dd)	Expropriation. No property or asset of Eco Endeavors has been taken or expropriated by any Governmental Entity and no notice or proceeding in respect of any such expropriation has been given or commenced or, to the knowledge of Eco Endeavors, is there any intent or proposal to give any such notice or commence any such proceeding.

(ee)	Right to Use Personal Information. All personal information in the possession of Eco Endeavors has been collected, used and disclosed in compliance with all applicable privacy Laws in those jurisdictions in which Eco Endeavors, or Eco Endeavors is deemed by operation of law in those jurisdictions, to conduct its business. Eco Endeavors has disclosed to Nava all contracts and facts concerning the collection, use, retention, destruction and disclosure of personal information, and there are no other contracts, or facts which, on completion of the transactions contemplated by this Agreement, would restrict or interfere with the use of any personal information by Nava in the operation of its business as conducted by Eco Endeavors before the Closing. There are no claims pending or, to the knowledge of Eco Endeavors, threatened, with respect to Eco Endeavors’ collection, use or disclosure of personal information.

(ff)	No Material Misstatments or Omissions. To the knowledge of Eco Endeavors, no representations, warranties or certifications by Eco Endeavors and each Subsidiary of Eco Endeavors in this Agreement or in any agreement or document executed by Eco Endeavors or a Subsidiary of Eco Endeavors pursuant hereto or in connection herewith, or in any schedule hereto or thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Except as otherwise disclosed in Schedule G, Eco Endeavors has furnished or caused to be furnished to Nava, or its representative for review copies that are complete and correct, in all material respects, of all material agreements and documents executed by Eco Endeavors or a Subsidiary of Eco Endeavors.

3.2 Representations and Warranties of Nava and Newco

Nava and Newco each hereby represents and warrants to Eco Endeavors, and hereby acknowledges that Eco Endeavors is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Amalgamation, as follows:

(a)	Organization. Each of Nava and Newco has been incorporated and validly exists under the laws of the jurisdiction of its incorporation and is in good standing under applicable corporate laws and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. Each of Nava and Newco is registered, licensed or otherwise qualified in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Nava or Newco, as applicable. All of the outstanding shares of Newco are validly issued, and are fully paid and non-assessable to the extent such a concept exists under applicable Laws. All of the outstanding shares of Newco are owned directly by Nava. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, Newco.

(b)	Capitalization. Nava is authorized to issue 400,000,000 Nava Common Shares and Newco is authorized to issue an unlimited number of Newco Shares. As of the date of this Agreement, there were outstanding:

(i)	12,338,604 Nava Common Shares;

(ii)	Nava Options to acquire an aggregate of up to 275,000 Nava Common Shares; and

(iii)	1 Newco Share.

Except for the Nava Options, and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Nava or Newco to issue or sell any shares of Nava or Newco or any securities or obligations of any kind convertible into or exchangeable for any shares of Nava or Newco. All outstanding Nava Common Shares and Newco Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Nava or Newco. There are no outstanding contractual obligations of Nava or Newco to repurchase, redeem or otherwise acquire any outstanding Nava Common Shares or Newco Shares or with respect to the voting or disposition of any outstanding Nava Common Shares or Newco Shares.

(c)	Authority. Nava and Newco has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Nava as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Nava and the completion by Nava of the transactions contemplated by this Agreement have been authorized by the Nava Board, and subject to obtaining the Nava Shareholder Approval in the manner contemplated herein, no other corporate proceedings on the part of Nava are necessary to authorize this Agreement or the completion by Nava of the transactions contemplated hereby other than the filing of the Amalgamation Application with the Registrar. This Agreement has been executed and delivered by Nava and constitutes a legal, valid and binding obligation of Nava, enforceable against Nava in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by Nava of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the articles or bylaws of Nava;

(B)	any applicable Law; or

(C)	any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which Nava is bound or is subject to or of which Nava is the beneficiary;

in each case, which would, individually or in the aggregate, have a Material Adverse Effect on Nava;

(ii)	cause any indebtedness owing by Nava or Newco to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Nava;

(iii)	result in the imposition of any Encumbrance upon any of the property or assets of Nava or Newco or give any Person the right to acquire any of Nava’s assets, or restrict, hinder, impair or limit the ability of Nava or Newco to conduct the business of Nava or Newco as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Nava;

(iv)	result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, change of control provision, bonus, termination payments, retention bonus or otherwise, becoming due to any director or officer of Nava or Newco or increase any benefits otherwise payable under any pension or benefits plan of Nava or Newco or result in the acceleration of the time of payment or vesting of any such benefits; or

(v)	result in the revocation, suspension, cancellation, variation or non-renewal of any mining claims, concessions, licenses, leases or other instruments, conferring mineral rights in respect of the material properties in which Nava or Newco has an interest.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Nava or Newco in connection with the execution and delivery of this Agreement or the consummation by Nava of the transactions contemplated hereby other than:

(i)	filings required under the BCBCA with respect to Newco;

(ii)	filings with and approvals required by the Securities Authorities and stock exchanges; and

(iii)	any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Nava.

(d)	Directors’ Approvals. The Nava Board has unanimously:

(i)	determined that the Amalgamation is in the best interests of Nava; and

(ii)	authorized the entering into of this Agreement, and the performance of Nava’ obligations hereunder.

(e)	Contracts. Each of the Material Contracts to which Nava or Newco is a party constitutes a valid and legally binding obligation of Nava, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)	Waivers, Consents. There are no waivers, consents, notices or approvals required to complete the transactions contemplated under this Agreement from other parties to the Material Contracts of Nava.

(g)	No Defaults. Neither Nava nor Newco is in default under, and, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Nava or Newco, under any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, Contract of Nava or Newco, agreement, licence, permit or other instrument that is material to the conduct of the business of Nava or Newco to which it is a party or by which it is bound or subject to that would, individually or in the aggregate, have a Material Adverse Effect on Nava. No party to any Contract of Nava or Newco has given written notice to Nava or Newco of or made a claim against Nava or Newco with respect to any breach or default thereunder, in any such case in which such breach or default constitutes a Material Adverse Effect on Nava.

(h)	Absence of Changes. Except as disclosed in the Nava Public Documents, since December 31, 2012:

(i)	Nava has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	neither Nava nor Newco has incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Nava and Newco of any material property or assets thereof;

(iv)	other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Nava or Newco of any debt for borrowed money, any creation or assumption by Nava or Newco of any Encumbrance, any making by Nava or Newco of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non-renewal by Nava or Newco, of any contract, agreement, licence, lease transaction, commitment or other right or obligation that would, individually or in the aggregate, have a Material Adverse Effect on Nava;

(v)	Nava has not declared or paid any dividends or made any other distribution in respect of any of the Nava Common Shares;

(vi)	Nava has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Nava Common Shares;

(vii)	other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable by Nava or Newco to any of its directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Nava Options) made to, for or with any of such directors, officers, employees or consultants;

(viii)	Nava has not effected any material change in its accounting methods, principles or practices, other than as disclosed in the Nava Financial Statements; and

(ix)	Nava has not adopted any, or amended any, collective bargaining agreement, bonus, pension, profit-sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(i)	Employment Agreements. Neither Nava nor Newco:

(i)	is a party to any written or oral policy, agreement, obligation or understanding providing for retention bonuses, severance or termination payments to, or any employment or consulting agreement with any director or officer of Nava or

Newco that would be triggered by Nava’ entering into this Agreement or thecompletion of the Amalgamation;

(ii)	has any employee or consultant whose employment or contract with Nava or Newco cannot be terminated by Nava or Newco in accordance with the provisions of such employment or consultant contract following the completion of the Amalgamation; and

(iii)	(A) is a party to any collective bargaining agreement;

(B)	is, to the knowledge of Nava, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement; or

(C)	is subject to any current, or to the knowledge of Nava, pending or threatened strike or lockout.

(j)	Financial Matters. Each of the audited financial statements of Nava for the year ended June 30, 2012, the unaudited financial statements of Nava for the three and nine month periods ended March 31, 2013 and the respective notes thereto (collectively, the “Nava Financial Statements”) were prepared in accordance with GAAP consistently applied, and fairly present in all material respects the financial condition of Nava at the respective dates indicated and the results of operations of Nava for the periods covered. Except as disclosed in the Nava Financial Statements, as of the date hereof Nava does not have any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the Nava Financial Statements, except liabilities and obligations incurred in the ordinary and regular course of business (including the business of operating, developing, constructing and exploring Nava’ projects) since March 31, 2013, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on Nava.

(k)	Books and Records. The corporate records and minute books of Nava and Newco have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Nava. Financial books and records and accounts of Nava, in all material respects:

(i)	have been maintained in accordance with good business practices on a basis consistent with prior years and past practice;

(ii)	are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Nava and Newco; and

(iii)	accurately and fairly reflect the basis for the Nava Financial Statements.

(l)	Litigation. There is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of Nava threatened against or relating to Nava or Newco or affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on Nava, and Nava is not aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Nava, threatened against or relating to Nava or Newco before any Governmental Entity. Neither Nava nor Newco nor any of their respective properties or assets are subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of Nava or Newco, as the case may be, to conduct their respective business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement, except to the extent any such matter would not, individually or in the aggregate, have a Material Adverse Effect on Nava.

(m)	Title to Properties and Operational Matters. Nava or Newco, as applicable, is the legal and beneficial owner of and has good title to the exploitation permits, mining claims, concessions, licenses, leases, options or other instruments conferring mineral rights to Nava or Newco in respect of the properties in which Nava or Newco has an interest (collectively, for the purposes of this Section 3.2(m), the “Nava Properties and Assets”). All agreements by which Nava or Newco holds an interest in the Nava Properties and Assets are in good standing according to their respective terms and, to the knowledge of Nava, the Nava Properties and Assets are in good standing under applicable Laws and all filings and work commitments required by Nava to maintain the Nava Properties and Assets in good standing have been properly recorded and filed in a timely manner with the appropriate Governmental Entity and there are no material Encumbrances or any other material interests in or on such Nava Properties and Assets except as disclosed by Nava in the Nava Public Documents. To Nava’ knowledge, there are no material adverse claims against or challenges to the title or ownership of any of the Nava Properties and Assets. Nava has conducted and is conducting its business in material compliance with all applicable Laws, including all applicable Laws and all Governmental Entity authorizations and instructions, whether in writing or oral, relating to the Nava Properties and Assets. Nava has not received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the exploitation permits, mining claims, concessions, licenses, leases or other instruments conferring mineral rights in respect of the Nava Properties and Assets that would, individually or in the aggregate, result in a Material Adverse Effect on Nava. Without limiting the generality of the foregoing, Nava has obtained all material licences and permits necessary for the operation of the business of Nava or Newco as presently conducted, and has not taken any action which would impair the ability of Nava or Newco to obtain necessary licences or permits in the future for the continued operation of such business, in accordance with applicable Laws and requirements of all Governmental Entities.

(n)	Royalty Payments. Except as disclosed in the Nava Public Documents, there are no landowner’s royalties, overriding royalties, net profits interests or similar interests or any other rights or interests whatsoever of third parties by which Nava or Newco is bound on or in relation to the Nava Properties and Assets.

(o)	Assets. Nava has good and marketable title to its assets free and clear of any security interests, liens, charges, mortgages, pledges, Encumbrances, adverse claims and demands of any nature or kind whatsoever recorded or unrecorded, except as disclosed in the Nava Public Documents.

(p)	Insurance. Nava maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size and business and such policies are in full force and effect as of the date hereof.

(q)	Environmental. To the knowledge of Nava:

(i)	Nava and Newco are in compliance in all material respects with Environmental Laws;

(ii)	Nava and Newco have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)	there is no material claim or judicial or administrative proceeding which may affect either Nava or Newco or any of the properties or assets of Nava or Newco relating to or alleging any violation of Environmental Laws; and

(iv)	Nava and Newco hold all licences, permits and approvals required under any Environmental Laws in connection with the operation of their respective businesses as presently conducted and the ownership and use of their respective assets, other than those which the failure to hold would not reasonably be expected to have a Material Adverse Effect on Nava, and neither Nava or Newco nor any of their respective assets is the subject of any investigation, evaluation, audit or review not in the ordinary and regular course of business by any Governmental Entity to determine whether any violation of Environmental Laws has occurred or is occurring, and neither Nava nor Newco is subject to any known environmental liabilities.

(r)	Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nava:

(i)	Nava and Newco has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)	Nava and Newco has:

(A)	duly and timely paid all Taxes due and payable by it;

(B)	duly and timely withheld all Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by applicable Laws to be remitted by it; and

(C)	duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by applicable Laws to be remitted by it;

(iii)	the charges, accruals and reserves for Taxes reflected on the Nava Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of Nava, adequate under GAAP, as applicable, to cover Taxes with respect to Nava accruing through the date hereof;

(iv)	there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Nava, threatened against Nava that propose to assess Taxes in addition to those reported in the Tax Returns; and

(v)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Nava.

(s)	Pension and Employee Benefits. Each of Nava and Newco has complied, in all material respects with all of the terms of the pension and other employee compensation and benefit obligations of Nava and Newco, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Nava or Newco, as the case may be, other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on Nava.

(t)	Reporting Status. Nava is a reporting issuer in good standing in the province of British Columbia. The Nava Common Shares are quoted on the OTC Bulletin Board and Nava is in material compliance with the rules and regulations of the OTC Bulletin Board and FINRA and has not received any “strikes” issued against it by the OTC Bulletin Board or FINRA during the past two year period.

(u)	Reports. To the knowledge of Nava, since January 1, 2013, Nava has filed with the Securities Authorities, all applicable self-regulatory authorities and the OTC Bulletin Board, a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it, including the Nava Public Documents. The Nava Public Documents, at the time filed or, if amended, as of the date of such amendment:

(i)	did not contain any misrepresentation (as defined in theSecurities Act (British Columbia)) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(ii)	complied in all material respects with the requirements of applicable securities Laws and the rules, policies and instruments of all Securities Authorities or stock exchange or other self-regulatory authority having jurisdiction over Nava except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Nava.

Nava has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(v)	Compliance with Laws. Except with respect to matters relating to the environment or Environmental Laws, which are addressed in Section 3.2(q)(iv), each of Nava and Newco has complied with and is not in violation of any applicable Laws other than such noncompliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Nava.

(w)	No Cease Trade. Nava is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Nava, no investigation or other proceedings involving Nava that may operate to prevent or restrict trading of any securities of Nava are currently in progress or pending before any applicable stock exchange or Securities Authority.

(x)	No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Nava or Newco of any of the material assets of Nava or Newco.

(y)	Certain Contracts. Neither Nava nor Newco is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to:

(i)	limit the manner or the localities in which all or any material portion of the business of Nava or Newco is conducted;

(ii)	limit any business practice of Nava or Newco in any material respect; or

(iii)	restrict any acquisition or disposition of any property by Nava or Newco in any material respect.

(z)	No Broker’s Commission. Nava has not entered into any agreement that would entitle any Person to any valid claim against Nava for a broker’s commission, finder’s fee or any like payment in respect of the Amalgamation or any other matter contemplated by this Agreement.

(aa)	Shares. The Nava Common Shares to be issued pursuant to the Amalgamation will, upon issue, be issued as fully paid and non-assessable shares and quoted for trading on the OTC Bulletin Board.

(bb)	U.S. Securities Law Matters.

(i)	Nava is not now, and is not registered, or required to be registered, as an “investment company” as defined in the 1940 Act.

(ii)	Neither Nava nor any of its affiliates, nor any person acting on its or their behalf, has made or will make:

(A)	any offer to sell, or any solicitation of an offer to buy, any Nava Common Shares to any person in the United States; or

(B)	any sale of Nava Common Shares unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States or (ii) Nava, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States.

(iii)	None of Nava, any of its affiliates or any person acting on its or their behalf has made or will make any Directed Selling Efforts in the United States with respect to the Nava Common Shares or has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Regulation D), including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising in connection with the offer or exchange of the Nava Common Shares in the United States.

(iv)	Except with respect to the offer of the Nava Common Shares contemplated herein, Nava has not, for a period of six months prior to the date hereof, sold, offered for sale or solicited any offer to buy any of its securities in the United States.

(cc)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Nava or Newco or that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of Nava or Newco, any acquisition of property by Nava or Newco, or the conduct of business by Nava or Newco as currently conducted.

(dd)	Expropriation. No property or asset of Nava has been taken or expropriated by any Governmental Entity and no notice or proceeding in respect of any such expropriation has been given or commenced or, to the knowledge of Nava, is there any intent or proposal to give any such notice or commence any such proceeding.

(ee)	Right to Use Personal Information. All personal information in the possession of Nava has been collected, used and disclosed in compliance with all applicable privacy Laws in those jurisdictions in which Nava, or Nava is deemed by operation of law in those jurisdictions, to conduct its business. Nava has disclosed to Eco Endeavors all contracts and facts concerning the collection, use, retention, destruction and disclosure of personal information, and there are no other contracts, or facts which, on completion of the transactions contemplated by this Agreement, would restrict or interfere with the use of any personal information by Nava in the operation of its business as conducted by Nava before the Closing. There are no claims pending or, to the knowledge of Nava, threatened, with respect to Nava’ collection, use or disclosure of personal information.

(ff)	No Material Misstatments or Omissions. To the knowledge of Nava, no representations, warranties or certifications by Nava in this Agreement or in any agreement or document executed by Nava pursuant hereto or in connection herewith, or in any schedule hereto or thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Nava has furnished or caused to be furnished to Eco Endeavors, or its representative for review copies that are complete and correct, in all material respects, of all material agreements and documents executed by Nava.

(gg)	Newco Business. Except for the capitalization of Newco, the approval and adoption of standard post-incorporation matters in accordance with the BCBCA and the matters contemplated herein, Newco has not carried on any business from incorporation to date.

3.3 Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished upon completion of the Amalgamation.

ARTICLE 4
COVENANTS

4.1 Covenants of Eco Endeavors

Eco Endeavors hereby covenants and agrees with Nava as follows:

(a)	Eco Endeavors Shareholder Approval. Eco Endeavors shall use its commercially reasonable efforts to obtain, in a timely manner prior to the Closing Date, all necessary shareholder approvals required to complete the transactions contemplated hereunder.

(b)	Copy of Documents. Eco Endeavors shall furnish promptly to Nava a copy of any dealings or communications with any Governmental Entity or Securities Authority in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(c)	Certain Actions Prohibited. Other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement or as otherwise permitted pursuant to this Agreement, Eco Endeavors shall not, without the prior written consent of Nava, which consent shall not be unreasonably withheld or delayed, directly or indirectly do or permit to occur any of the following prior to the Effective Date:

(i)	issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, grant, pledge, lease, dispose of, or encumber or create any Encumbrance on any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of Eco Endeavors;

(ii)	incur or commit to incur in any debt, except in the ordinary and regular course of business, or to finance its working capital requirements, or as otherwise contemplated in connection with the transactions contemplated in this Agreement;

(iii)	declare or pay any dividends or distribute any of its property or assets to shareholders with respect to the Eco Endeavors Common Shares;

(iv)	enter into any material contracts, other than in the ordinary and regular course of business, in connection with the Amalgamation or as otherwise contemplated herein;

(v)	alter or amend its notice of articles or articles, other than as may be required in connection with the transactions contemplated herein;

(vi)	engage in any business enterprise or other activity different from that carried on or contemplated as of the date hereof;

(vii)	sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber any of its assets, except where to do so would not have a Material Adverse Effect on Eco Endeavors;

(viii)	redeem, purchase or offer to purchase any of Eco Endeavors Common Shares or other securities; or

(ix)	acquire, directly or indirectly, any assets, including but not limited to securities of other companies, other than in the ordinary and regular course of business.

(d)	Certain Actions. Eco Endeavors shall

(i)	not take any action, or refrain from taking any action or permit any action to be taken or not taken (subject to a commercially reasonable efforts qualification), inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the transactions contemplated hereby or would render, or that could reasonably be expected to render, any representation or warranty made by Eco Endeavors in this Agreement untrue or inaccurate in any material respect at any time on or before the Effective Date if then made or that would or could have a Material Adverse Effect on Eco Endeavors; and

(ii)	promptly notify Nava of:

(A)	any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Eco Endeavors;

(B)	any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(C)	any breach by Eco Endeavors of any covenant or agreement contained in this Agreement; and

(D)	any event occurring subsequent to the date hereof that would render any representation or warranty of Eco Endeavors contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect.

(e)	Satisfaction of Conditions. Eco Endeavors shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, includingusing its commercially reasonable efforts to:

(i)	obtain the Eco Endeavors Shareholder Approval in accordance with the provisions of the BCBCA and the requirements of any applicable regulatory authority;

(ii)	obtain all other consents, approvals and authorizations as are required to be obtained by Eco Endeavors or any Subsidiary of Eco Endeavors under any applicable Laws or from any Governmental Entity that would, if not obtained, materially impede the completion of the transactions contemplated by this Agreement or have a Material Adverse Effect on Eco Endeavors;

(iii)	effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate and appear in any proceedings of any Party hereto before any Governmental Entity;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to enjoin or delay, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby, subject to the Eco Endeavors Board determining in good faith after receiving advice from outside legal counsel (which may include written opinions or advice) that taking such action would be inconsistent with the fiduciary duties of such directors under applicable Laws, and provided that, immediately upon receipt of such advice, Eco Endeavors advises Nava in writing that it has received such advice and provides written details thereof to Nava;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Amalgamation required to be fulfilled or satisfied by Eco Endeavors; and

(vi)	co-operate with Nava in connection with the performance by it of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Eco Endeavors to pay or cause to be paid any monies to cause such performance to occur, other than as contemplated in this Agreement.

(f)	Keep Fully Informed. Subject to applicable Laws, Eco Endeavors shall use commercially reasonable efforts to conduct itself so as to keep Nava fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(g)	Co-operation. Eco Endeavors shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(h)	Representations. Eco Endeavors shall use its commercially reasonable efforts to conduct its affairs so that all of the representations and warranties of Eco Endeavors contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(i)	Closing Documents. Eco Endeavors shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by Nava, all in form satisfactory to Nava, acting reasonably.

(j)	Due Diligence. Eco Endeavors shall provide in a timely manner all information reasonably required by Nava in connection with its due diligence investigation of Eco Endeavors, Kenderesh and Kenderes Biogaz, including access to documents, personnel, staff, consultants and advisors.

(k)	Legal Opinion. Kenderes Biogaz shall provide an opinion of qualified counsel to Nava opining as to the validity and enforceability of this Agreement, that the transactions contemplated herein do not violate any laws of Hungry or any material contract to which Kenderes Biogaz is a party to, that Kenderes Biogaz is duly incorporated and in good standing under the laws of Hungary, that the assets held by Kenderes Biogaz are lawfully so held and any registrable interests are in good standing with applicable government authorities in Hungary and that such counsel is not aware of any actual pending or threatened litigation, and other matters reasonably requested by counsel to Nava.

4.2 Covenants of Nava

Nava hereby covenants and agrees with Eco Endeavors as follows:

(a)	Newco Shareholder Approval. Nava shall use its commercially reasonable efforts to obtain, in a timely manner prior to the Closing Date, Newco shareholder approval required to complete the transactions contemplated hereunder.

(b)	Super 8-K. Nava shall, in a timely and expeditious manner, but in no event later than four Business Days following September 30, 2013, prepare, with the assistance of Eco Endeavors, and file with the SEC a Super 8-K (which shall be in a form satisfactory to each of the Parties, acting reasonably), together with any other documents required by applicable Laws in accordance with all applicable Laws on the date of filing thereof, in the form and containing the information required by all applicable Laws and not containing any misrepresentation (as defined under applicable securities Laws and requirements) with respect thereto, other than with respect to any information relating to and provided by Eco Endeavors. Nava shall, with the assistance of Eco Endeavors, promptly prepare and file with the SEC such amendments or supplements to the Super 8K, if any, as may be required by the SEC or under applicable Laws.

(c)	Copy of Documents. Nava shall furnish promptly to Eco Endeavors a copy of any filing under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(d)	Certain Actions Prohibited. Other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement or as otherwise permitted pursuant to this Agreement, Nava shall not, without the prior written consent of Eco Endeavors, which consent shall not be unreasonably withheld or delayed, directly or indirectly do or permit to occur any of the following prior to the Effective Date:

(i)	issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, grant, pledge, lease, dispose of, or encumber or create any Encumbrance on any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of Nava, other than the issue of Nava Common Shares upon the exercise of Nava Options;

(ii)	incur or commit to incur any debt, except in the ordinary and regular course of business, or to finance its working capital requirements, or as otherwise contemplated herein in connection with the transactions contemplated by this Agreement;

(iii)	declare or pay any dividends or distribute any of its properties or assets to shareholders with respect to the Nava Common Shares;

(iv)	enter into material contracts, other than in the ordinary and regular course of business, in connection with the Amalgamation or as otherwise contemplated herein;

(v)	alter or amend its bylaws or articles;

(vi)	engage in any business enterprise or other activity different from that carried on or contemplated as of the date hereof;

(vii)	sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber any of its assets except where to do so would not have a Material Adverse Effect on Nava;

(viii)	redeem, purchase or offer to purchase any of the Nava Common Shares, Nava Options, or other securities;

(ix)	acquire, directly or indirectly, any assets, including but not limited to securities of other companies, other than in the ordinary and regular course of business.

(e)	Certain Actions. Nava shall:

(i)	not take any action, or refrain from taking any action or permit any action to be taken or not taken (subject to a commercially reasonable efforts qualification), inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the transactions contemplated hereby or would render, or that could reasonably be expected to render, any representation or warranty made by Nava in this Agreement untrue or inaccurate in any material respect at any time on or before the Effective Date if then made or that would or could have a Material Adverse Effect on Nava; and

(ii)	promptly notify Eco Endeavors of:

(A)	any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Nava;

(B)	any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(C)	any breach by Nava of any covenant or agreement contained in this Agreement; and

(D)	any event occurring subsequent to the date hereof that would render any representation or warranty of Nava contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect.

(f)	Satisfaction of Conditions. Nava shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions precedent to its obligations to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(i)	obtain shareholder approval from Newco in accordance with the policies of the BCBCA;

(ii)	obtain all other consents, approvals and authorizations as are required to be obtained by Nava or Newco under any applicable Laws or from any Governmental Entity that would, if not obtained, materially impede the completion of the transactions contemplated by this Agreement or have a Material Adverse Effect on Nava;

(iii)	effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any Party hereto before any Governmental Entity;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to enjoin or delay, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby, subject to the Nava Board determining in good faith after receiving advice from outside legal counsel (which may include written opinions or advice) that taking such action would be inconsistent with the fiduciary duties of such directors under applicable Laws, and provided that, immediately upon receipt of such advice, Nava advises Eco Endeavors in writing that it has received such advice and provides written details thereof to Eco Endeavors;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Amalgamation required to be fulfilled or satisfied by Nava; and

(vi)	co-operate with Eco Endeavors in connection with the performance by Eco Endeavors of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Nava to pay or cause to be paid any monies to cause such performance to occur, other than as contemplated in this Agreement.

(g)	Keep Fully Informed. Subject to applicable Laws, Nava shall use commercially reasonable efforts to conduct itself so as to keep Eco Endeavors fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(h)	Co-operation. Nava shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(i)	Representations. Nava shall use its commercially reasonable efforts to conduct its affairs so that all of the representations and warranties of Nava contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(j)	Closing Documents. Nava shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, opinions, resolutions and other closing documents as may be required by Eco Endeavors, all in form satisfactory to Eco Endeavors, acting reasonably.

(k)	Newco. In its capacity as the sole shareholder of Newco, Nava shall:

(i)	take all such action as is necessary or desirable to cause Newco to satisfy its obligations hereunder, including without limitation, passing a resolution in the form attached hereto as Schedule B, on or prior to the Effective Date, or such other date as may be agreed to by Eco Endeavors and Nava, acting reasonably;

(ii)	prior to the Effective Date, not cause or permit Newco to issue any securities or enter into any agreements to issue or grant options, warrants or rights to purchase any of its securities except for the issuance of a nominal number of Newco Shares to Nava, or carry on any business, enter into any transaction or effect any corporate act whatsoever, other than as contemplated herein or as reasonably necessary to carry out the Amalgamation, unless previously consented to in writing by Eco Endeavors; and

(iii)	after the Effective Date, cause Amalco to satisfy any obligations which Amalco may have to a Eco Endeavors Shareholder who exercises Dissent Rights.

(l)	Shares. Nava will issue, at the Effective Time, Nava Units, in accordance with the terms hereof, to those Eco Endeavors Shareholders who are entitled to receive Nava Units pursuant to the Amalgamation.

(m)	Listing of Shares. Until the earlier of:

(i)	the Effective Time; and

(ii)	the termination of this Agreement in accordance with Section 6.2,

Nava shall use its commercially reasonable efforts to ensure that the Nava Common Shares, are continuously quoted on the OTC Bulletin Board.

(n)	Nava Board. Upon entry into this Agreement, the Nava Board shall procure a duly executed resignation and release in favour of Nava from Don Blackadar in the form and substance reasonably satisfactory to Eco Endeavors. Upon the Effective Date, the Nava Board and officers will have been re-organized to consist of:

4.3 Mutual Covenants of Nava and Eco Endeavors

(a)	Completion of Amalgamation. Each of the Parties agrees that, it shall complete the Amalgamation on such date as the parties may mutually agree to and prior to the Completion Deadline.

At the Effective Time, the Nava Board shall approve resolutions to:

(i)	accept the resignations from the directors and officers of Nava that will no longer be serving in such capacity following the completion of the Amalgamation;

(ii)	change the composition of the Nava Board such that it will be comprised of the individuals listed in Section 4.2(n); and

(iii)	appoint the officers listed in Section 4.2(n).

(b)	Confidential Information. Each of the Parties agrees that any information as to the other Party’s financial condition, business, properties, title, assets and affairs (including any material contracts) received from the other Party as part of its due diligence investigations in connection with the transactions contemplated in this Agreement, including information which, at the time of receipt had not become generally available to the public, was not available to a Party or its representatives on a non-confidential basis before the date of the Letter Agreement or does not become available to a Party or its representatives on a non-confidential basis from a person who is not, to the knowledge of the Party or its representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the Party or its representatives (“confidential information”) will be kept confidential by such Party for a period of two (2) years from the date hereof. Prior to releasing any confidential information, Nava or Eco Endeavors, as applicable, may require the recipient of the confidential information to enter into a mutually acceptable confidentiality agreement. No confidential information may be released to third parties without the consent of the provider thereof, except that the parties hereto agree that they will not unreasonably withhold such consent to the extent that such confidential information is compelled to be released by legal process or must be released to regulatory bodies and/or included in public documents. The provisions of this Section 4.3(b) shall survive the termination of this Agreement.

(c)	Public Statements. Each of the Parties will advise the other Party, in advance of any public statement which they propose to make in respect of the Amalgamation, provided that no Party shall be prevented from making any disclosure statement which is required to be made by law or any rule of a stock exchange or a similar organization to which it is bound.

(d)	Information for Super 8-K. In a timely and expeditious manner, Eco Endeavors shall provide to Nava all information as may be reasonably requested by Nava or as required by applicable Laws with respect to Eco Endeavors and its businesses and properties for inclusion in the Super 8-K and in any amendment or supplement thereto that complies in all material respects with all applicable Laws and containing all material facts relating to it required to be disclosed in the Super 8-K, and not containing any misrepresentation (as defined under applicable securities Laws) with respect thereto. Eco Endeavors shall fully cooperate with Nava in the preparation of the Super 8-K and shall provide such assistance as Nava may reasonably request in connection therewith.

(e)	Amendments. In a timely and expeditious manner, Eco Endeavors shall provide Nava with information as requested by Nava, acting reasonably, in order to prepare any amendments or supplements to the Super 8-K (which amendments or supplements shall be in a form satisfactory to each of the Parties, acting reasonably).

(f)	Exclusive Dealing. Each Party covenants and agrees with the other Party that, until the termination of this Agreement in accordance with Section 6.2, it will not, without prior written consent of the other Party, directly or indirectly:

(i)	initiate, solicit, cause, facilitate or participate in any (confidential or otherwise) offer or expression of interest to sell any of its securities or assets to a third party;

(ii)	except with regard to the Amalgamation, pursue any other material amalgamation, merger, arrangement, business combination or sale of assets or make any other material change to its business, capital or affairs; or

(iii)	conduct any activity otherwise materially detrimental to the Amalgamation.

Notwithstanding the foregoing, nothing herein will restrict the Parties from taking such actions as may be required in order to discharge their obligations pursuant to applicable corporate laws.

ARTICLE 5
CONDITIONS

5.1 Mutual Conditions in Favour of Nava and Eco Endeavors

The respective obligations of Eco Endeavors and Nava to complete the transactions contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)	the Eco Endeavors Shareholder Approval shall have been obtained in accordance with the provisions of the BCBCA and the requirements of any applicable regulatory authority;

(b)	each of the Eco Endeavors Board and the Nava Board shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Eco Endeavors and Nava to permit the consummation of the Amalgamation and all other matters contemplated in this Agreement;

(c)	Newco shall not have engaged in any business enterprise or other activity or had any assets or liabilities;

(d)	the Nava Units to be issued to the Eco Endeavors Shareholders pursuant to the Amalgamation shall be exempt from registration requirements under the 1933 Act pursuant to Regulation S under the 1933 Act;

(e)	the distribution of the Nava Units pursuant to the Amalgamation shall be exempt from prospectus requirements under applicable securities Laws of Canada;

(f)	the Waratah Royalty will have been terminated on or prior to the Effective Date and on or prior to the Effective Time, Kenderes Biogaz will have granted a royalty to Waratah calculated at 3% of all revenues generated from the Kenderes Biogas Plant and an additional royalty to Waratah calculated at 1.5% of all revenues generated from all other assets of Kenderes Biogaz other than the Kenderes Biogas Plant;

(g)	the Deed of Undertaking will have been terminated on or prior to the Effective Date and all amounts advanced by Waratah to Eco Endeavors shall have been converted into Eco Endeavors Common Shares at a price of $0.02 per Eco Endeavor Common Share; and

(h)	Nava shall have closed the Private Placement. For greater certainty, Nava’s obligation to complete the Private Placement is in addition to any financing obligation contemplated in any agreement entered into or that may be entered into between the Nava and Quivira Gold Ltd. regarding the acquisition of Quivira Gold Ltd.

The foregoing conditions are for the mutual benefit of the Parties and may be waived by mutual consent of Nava and Eco Endeavors in writing at any time. No such waiver shall be of any effect unless it is in writing signed by both Parties. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.4, any Party may terminate this Agreement by written notice to the other Party in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such terminating Party.

5.2 Eco Endeavors Conditions

The obligation of Eco Endeavors to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a)	the Nava Board shall have procured duly executed resignations and releases in favour of Nava effective at the Effective Time from each director and executive officer of Nava who will no longer be serving in such capacity or capacities following completion of the Amalgamation;

(b)	the representations and warranties made by Nava in this Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Nava in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate, in the reasonable judgment of Eco Endeavors, have a Material Adverse Effect on Nava, and Nava shall have provided to Eco Endeavors a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by Nava hereunder shall be deemed not to be true and correct if the facts or circumstances which make such representation or warranty untrue or incorrect are disclosed or referred to, or provided for, or stated to be exceptions under this Agreement;

(c)	from the date of this Agreement to the Effective Date, there shall not have occurred a Material Adverse Change in respect of Nava;

(d)	Nava shall have complied in all material respects with its covenants herein and Nava shall have provided to Eco Endeavors a certificate of two officers thereof, certifying that, as of the Effective Date, it has so complied with their covenants herein;

(e)	Nava shall obtain and provide reasonable evidence to Eco Endeavors on or prior to the Effective Time that it has obtained director and officer insurance with a policy of up to $1,000,000; and

(f)	the Nava Board shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Nava and Eco Endeavors to permit the consummation of the Amalgamation and the transactions to be completed by Nava pursuant to the terms of this Agreement.

The foregoing conditions are for the benefit of Eco Endeavors and may be waived, in whole or in part, by Eco Endeavors in writing at any time. No such waiver shall be of any effect unless it is in writing signed by Eco Endeavors. If any of such conditions shall not be complied with or waived by Eco Endeavors on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.4, Eco Endeavors may terminate this Agreement by written notice to Nava in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Eco Endeavors.

5.3 Nava Conditions

The obligation of Nava to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a)	the representations and warranties made by Eco Endeavors in this Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Eco Endeavors in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either, individually or in the aggregate, in the reasonable judgment of Nava, have a Material Adverse Effect on Eco Endeavors, and Eco Endeavors shall have provided to Nava a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by Eco Endeavors hereunder shall be deemed not to be true and correct if the facts or circumstances that make such representation or warranty untrue or incorrect are disclosed or referred to, or provided for, or stated to be exceptions under this Agreement;

(b)	from the date of this Agreement to the Effective Date, there shall not have occurred a Material Adverse Change in respect of Eco Endeavors;

(c)	Eco Endeavors shall have provided the Eco Endeavors Financial Statements;

(d)	Eco Endeavors shall have complied in all material respects with its covenants herein and Eco Endeavors shall have provided to Nava a certificate of two officers thereof certifying that, as of the Effective Date, Eco Endeavors has so complied with its covenants herein;

(e)	the Eco Endeavors Board shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Eco Endeavors to permit the consummation of the Amalgamation and the transactions to be completed by Eco Endeavors pursuant to the terms of this Agreement;

(f)	Nava shall have completed its due diligence investigation of Eco Endeavors and all matters arising therefrom shall have been addressed to the satisfaction of Nava, acting reasonably; and

(g)	Eco Endeavors shall have provided a response to a due diligence questionnaire from Nava and an officer of Eco Endeavors shall have certified such questionnaire to be true, accurate and complete in all material respects as of the date given therein.

The foregoing conditions are for the benefit of Nava and may be waived, in whole or in part, by Nava in writing at any time. No such waiver shall be of any effect unless it is in writing signed by Nava. If any of such conditions shall not be complied with or waived by Nava on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.4, Nava may terminate this Agreement by written notice to Eco Endeavors in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Nava.

5.4 Notice and Cure Provisions

Each Party hereto shall give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, would be likely to or could:

(a)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any respect on the date hereof or on the Effective Date;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party on or before the Effective Date; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other Party contained in Section 5.1, 5.2 or 5.3, as the case may be.

Subject as herein provided, a Party may:

(a)	elect not to complete the transactions contemplated hereby by virtue of any of the conditions for its benefit contained in Section 5.1, 5.2 or 5.3 not being satisfied or waived; or

(b)	exercise any termination right arising therefrom; provided, however, that:

(i)	promptly and in any event prior to the Effective Date, the Party hereto intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be; and

(ii)	if any such notice is delivered, and a Party proceeds diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party that has delivered such notice may not terminate this Agreement until the lesser of ten (10) days from the date of delivery of such notice and the number of days remaining before the earlier of the Effective Date and the Completion Deadline.

5.5 Merger of Conditions

If no notice has been sent by either Party pursuant to Section 5.4 prior to the Effective Date, the conditions set out in Section 5.1, 5.2 or 5.3 shall be conclusively deemed to have been satisfied, fulfilled or waived as of the Effective Time.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1 Amendment

This Agreement may, at any time and from time to time before or after the receipt of the Eco Endeavors Shareholder Approval be amended by mutual written agreement of the Parties without, subject to applicable Laws, further notice to or authorization on the part of the Eco Endeavors Shareholders and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the parties hereto;

(b)	waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the parties hereto; and

(d)	waive compliance with or modify any condition herein contained;

provided, however, that notwithstanding the foregoing, following the receipt of the Eco Endeavors Shareholder Approval, the number of Nava Units issuable at the Effective Time shall not be amended without the approval of the Eco Endeavors Shareholders given in the same manner as required for the approval of the Amalgamation.

6.2 Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement by Eco Endeavors, Nava and Newco;

(b)	subject to Section 5.4:

(i)	by Eco Endeavors, if any condition in Section 5.2 is not satisfied or waived in accordance with such section;

(ii)	by Nava, if any condition in Section 5.3 is not satisfied or waived in accordance with such section;

(iii)	by Eco Endeavors or by Nava, if any of the conditions in Section 5.1 for the benefit of the terminating party is not satisfied or waived in accordance with such Section 5.1; or

(iv)	by Nava if, as a result of its due diligence inquiry of Eco Endeavors, Kenderesh or Kenderes Biogaz, any material deficiency arises therefrom and Nava notifies Eco Endeavors of such material deficiency in writing and Eco Endeavors has not remedied or caused to be remedied such material deficiency within 20 calendar days of such notification, other than a material deficiency that by its nature cannot be cured, to the satisfaction of Nava, acting reasonably.

(c)	by Nava if there is an intentional breach of the covenants of Eco Endeavors contained herein by Eco Endeavors or any of its directors, officers, employees, agents, consultants or other representatives, in each case, on or before the Effective Date;

(d)	by Eco Endeavors if there is an intentional breach of the covenants of Nava contained herein by Nava or any of its directors, officers, employees, agents, consultants or other representatives, in each case, on or before the Effective Date; or

(e)	by Nava or by Eco Endeavors if the Amalgamation shall not have been completed by the Completion Deadline,

provided that any termination by a Party in accordance with the paragraphs above shall be made by such Party delivering written notice thereof to the other Party or parties hereto prior to the earlier of the Effective Date and the Completion Deadline and specifying therein in reasonable detail the matter or matters giving rise to such termination right.

ARTICLE 7
GENERAL

7.1 Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party hereto shall be in writing and shall be delivered by hand to the party hereto to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (local time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto shall be as follows:

(a)	if to Eco Endeavors:

International Eco Endeavors Corp. 101 – 161 West Georgia Street Vancouver, British Columbia Canada V6B 0K9

Attention: Robert Abenante, CEO Fax: (604) 687-6314

(b)	if to Nava or Newco:

Nava Resources Inc. Suite 206 – 595 Howe Street Vancouver, British Columbia

Attention: Jag Sandhu, CEO Fax:

7.2 Remedies

The parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any party hereto or its representatives and advisors and that such breach may cause the non-breaching party hereto irreparable harm. Accordingly, the parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the parties hereto, Eco Endeavors (if Nava is the breaching party) or Nava (if Eco Endeavors is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the parties hereto.

7.3 Expenses

The parties agree that each party shall pay for its costs incurred in connection with this Agreement and the transactions contemplated hereby, the preparation of the Super 8-K, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the party hereto incurring such expense and that nothing in this Agreement shall be construed so as to prevent the payment of such expenses, whether or not the Amalgamation is completed. The provisions of this Section 7.3 shall survive the termination of this Agreement.

7.4 Time of the Essence

Time shall be of the essence in this Agreement.

7.5 Entire Agreement

This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof, including the Letter Agreement. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

7.6 Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Amalgamation.

7.7 Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia. The parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

7.8 Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Agreement by facsimile, email or other functionally equivalent electronic means of transmission shall be effective as delivery of a manually executed counterpart of this Agreement, and any party hereto delivering an executed counterpart of the signature page to this Agreement by facsimile, email or other functionally equivalent electronic means of transmission to any other party hereto shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

7.9 Waiver

No waiver or release by any party hereto shall be effective unless in writing and executed by the party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in Section 6.1.

7.10 No Personal Liability

(a)	No director or officer of Eco Endeavors shall have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to Nava under this Agreement or any other document delivered in connection with this Agreement or the Amalgamation by or on behalf of Eco Endeavors.

(b)	No director or officer of Nava shall have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to Eco Endeavors under this Agreement or any other document delivered in connection with this Agreement or the Amalgamation by or on behalf of Nava.

7.11 Enurement and Assignment

This Agreement shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and shall be binding upon the parties hereto and their respective successors. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

NAVA RESOURCES, INC.

Per:	____________________________
Authorized Signatory

____________________________ Name

____________________________ Title

INTERNATIONAL ECO ENDEAVOURS CORP.

Per:	____________________________
Authorized Signatory

____________________________ Name

____________________________ Title

OURCO CAPITAL LTD.

Per:	____________________________
Authorized Signatory

____________________________ Name

____________________________ Title

KENDERESH ENDEAVORS CORP.

Per:	____________________________
Authorized Signatory

____________________________ Name

____________________________ Title

KENDERES BIOGAZ TERMELO KORLATOLT FELE LOSSEGU TARSASAG

Per:	____________________________
Authorized Signatory

____________________________ Name

____________________________ Title

SCHEDULE A

FORM OF ECO ENDEAVORS RESOLUTION

BE IT RESOLVED as a special resolution that:

1.	The amalgamation (the “Amalgamation”) under the Business Corporations Act (British Columbia) (the “BCBCA”) involving International Eco Endeavors Corp. (the “Company”), Nava Resources, Inc. (“Nava”) and Ourco Capital Ltd., a wholly owned subsidiary of Nava, pursuant to the terms and conditions contained in the amalgamation agreement (the “Amalgamation Agreement”) dated June 19, 2013 (as the same may be or has been modified or amended), in substantially the form attached hereto as Schedule A is hereby authorized and approved.

2.	The execution and delivery by the Company of the Amalgamation Agreement, substantially in the form attached hereto as Schedule A, is hereby authorized and approved, and the Amalgamation is hereby adopted.

3.	Any officer or director of the Company is hereby authorized and directed, on behalf of the Company, to execute and deliver an amalgamation application to the registrar appointed under Section 400 of the BCBCA with respect to the Amalgamation.

4.	Notwithstanding that this special resolution has been passed (and the Amalgamation Agreement adopted) by the shareholders of the Company, the directors of the Company are hereby authorized and empowered without further approval of the shareholders of the Company at any time prior to the issuance by the registrar under the BCBCA of a certificate of amalgamation in respect of the Amalgamation (i) to amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement, and (ii) not to proceed with Amalgamation to the extent permitted by the Amalgamation Agreement or otherwise give effect to these resolutions.

5.	Any officer or director of the Company is hereby authorized and directed for and on behalf of and in the name of the Company to execute, under the seal of the Company or otherwise, and to deliver, all documents, agreements and instruments and to do all such other acts and things, including delivering such documents as are necessary or desirable to the registrar appointed under Section 400 of the BCBCA for filing in accordance with the Amalgamation Agreement, as such officer or director, in his absolute discretion, determines to be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or doing of any such act or thing.

SCHEDULE B

FORM OF NEWCO RESOLUTION

BE IT RESOLVED as a special resolution that:

1.	The amalgamation (the “Amalgamation”) under the Business Corporations Act (British Columbia) (the “BCBCA”) involving International Eco Endeavors Corp., Nava Resources, Inc. (“Nava”) and Ourco Capital Ltd. (the “Company”), a wholly owned subsidiary of Nava, pursuant to the terms and conditions contained in the amalgamation agreement (the “Amalgamation Agreement”) dated June 19, 2013 (as the same may be or has been modified or amended), in substantially the form attached hereto as Schedule A is hereby authorized and approved.

2.	The execution and delivery by the Company of the Amalgamation Agreement, substantially in the form attached hereto as Schedule A, is hereby authorized and approved, and the Amalgamation is hereby adopted.

3.	Any officer or director of the Company is hereby authorized and directed, on behalf of the Company, to execute and deliver an amalgamation application to the registrar appointed under Section 400 of the BCBCA with respect to the Amalgamation.

4.	Notwithstanding that this special resolution has been passed (and the Amalgamation Agreement adopted) by the shareholders of the Company, the directors of the Company are hereby authorized and empowered without further approval of the shareholders of the Company at any time prior to the issuance by the registrar under the BCBCA of a certificate of amalgamation in respect of the Amalgamation (i) to amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement, and (ii) not to proceed with Amalgamation to the extent permitted by the Amalgamation Agreement or otherwise give effect to these resolutions.

5.	Any officer or director of the Company is hereby authorized and directed for and on behalf of and in the name of the Company to execute, under the seal of the Company or otherwise, and to deliver all documents, agreements and instruments and to do all such other acts and things, including delivering such documents as are necessary or desirable to the registrar appointed under Section 400 of the BCBCA for filing in accordance with the Amalgamation Agreement, as such officer or director, in his absolute discretion, determines to be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or doing of any such act or thing.

SCHEDULE C

FORM OF AMALGAMATION APPLICATION

See Attached Document

BRITISH COLUMBIA

Ministry of Finance
Corporate and Personal Property Registries
www.fin.gov.bc.ca/registries

AMALGAMATION APPLICATION

FORM 13 – BC COMPANY

Section 275 *Business Corporations Act*

Telephone: 250 356 – 8626
Office Hours: 8:30 – 4:30 (Monday – Friday)

DO NOT MAIL THIS FORM to the Corporate and Personal Property Registries unless you are instructed to do so by registry staff. The regulations under the *Business Corporations Act* requires this form to be filed on the Internet at www.corporateonline.gov.bc.ca

Freedom of Information and Protection of Privacy Act (FIPPA)
The personal information requested on this form is made available to the public under the authority of the *Business Corporations Act*. Questions about how the *FIPPA* applies to this personal information can be directed to the Administrative Assistant of the Corporate and Personal Property Registries at 250 356-1198, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

A. NAME OF COMPANY – *Choose one of the following:*

☐ The name ________________ is the name reserved for the amalgamated company. The name reservation number is ____________________, OR

☐ The company is to be amalgamated with a name by adding "B.C. Ltd." after the incorporation number of the company, OR

☑ The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.

The name of the amalgamating company being adopted is:

♦

The incorporation number associated with that company is:

♦

Please note: If you want the name of an amalgamating corporation that is a foreign corporation, you must obtain a name approval before completing this amalgamation application.

B. AMALGAMATION STATEMENT – *Please indicate the statement applicable to the amalgamation.:*

☐ **With Court Approval:**
This amalgamation has been approved by the court and a copy of the entered court order approving the amalgamation has been obtained and has been deposited in the records office of each of the amalgamating companies.

OR

☑ **Without Court Approval:**
This amalgamation has been effected without court approval. A copy of all the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company's records office.

C. AMALGAMATION EFFECTIVE DATE – *Choose one of the following:*

☐ The amalgamation is to take effect at the time that this application is filed with the registrar.

☑ The amalgamation is to take effect at 12:01 a.m. Pacific Time on ♦, 2013 being a date that is not more than ten days after the date of the filing of this application.

☐ The amalgamation is to take effect at {time} Pacific Time on {Effective Date} being a date and time that is not more than ten days after the date of the filing of this application.

FORM 13/WEB Rev. 2004 / 3/ 10
[CW #: CW6165551.8]

Page 1

D. AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number. If the amalgamating corporation is a foreign corporation, enter the foreign corporation's jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company's registration number. Attach an additional sheet if more space is required.

NAME OF AMALGAMATING CORPORATION	BC INCORPORATION NUMBER, OR EXTRAPROVINCIAL REGISTRATION NUMBER IN BC	FOREIGN CORPORATION'S JURISDICTION
International Eco Endeavors Corp.	♦	N/A
Ourco Capital Ltd.	♦	N/A

E. FORMALITIES TO AMALGAMATION

If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation's jurisdiction to be filed.

☐ This is to confirm that each authorization for the amalgamation required under section 275(1)(b) is being submitted for filing concurrently with this application.

F. CERTIFIED CORRECT – I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DI
Robert Abenante	X	
NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	**SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION**	**DATE SIGNED (YYYY / MM / DI**
Jag Sandhu	X	

FORM 13/WEB Rev. 2004 / 3/ 10
[CW #: CW6165551.8]

Page 2

NOTICE OF ARTICLES

A. NAME OF COMPANY

Set out the name of the company as set out in Item A of the Amalgamation Application.

♦

B. TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada, or if none, enter "not applicable".

N/A

C. DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The delivery address must be for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days. If there is no office at which the individual can usually be served with records during statutory business hours, enter the delivery address and mailing address, if different, of the individual's residence. Attach an additional sheet if more space is required.

FULL NAME INCLUDING MIDDLE NAME, IF APPLICABLE	DELIVERY ADDRESS INCLUDING POSTAL CODE	MAILING ADDRESS INCLUDING POSTAL CODE
♦	♦	♦

D. REGISTERED OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S REGISTERED OFFICE (INCLUDING POSTAL CODE)

800 - 885 West Georgia Street, Vancouver, BC V6C 3H1

MAILING ADDRESS OF THE COMPANY'S REGISTERED OFFICE (INCLUDING POSTAL CODE)

800 - 885 West Georgia Street, Vancouver, BC V6C 3H1

E. RECORDS OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S RECORDS OFFICE (INCLUDING POSTAL CODE)

800 - 885 West Georgia Street, Vancouver, BC V6C 3H1

MAILING ADDRESS OF THE COMPANY'S RECORDS OFFICE (INCLUDING POSTAL CODE)

800 - 885 West Georgia Street, Vancouver, BC V6C 3H1

F. AUTHORIZED SHARE STRUCTURE

	Maximum number of shares of this class or series of shares that the company is authorized to issue	Kind of shares of this class or series of shares		Are there special rights or restrictions attached to the shares of this class or series of shares?
Identifying name of class or series of shares	MAXIMUM NUMBER OF SHARES AUTHORIZED	PAR VALUE	TYPE OF CURRENCY	YES/NO
Common Shares	No maximum	Without Par Value		No
Preferred Shares	No maximum	Without Par Value		Yes

FORM 13/WEB Rev. 2004 / 3/ 10
[CW #: CW6165551.8]

NOA Page 1

SCHEDULE D

FORM OF ARTICLES OF AMALCO

See Attached

FORM 13/WEB Rev. 2004 / 3/ 10	NOA Page 1
[ CW #: CW6165551.8]

Incorporation No. BC0960926

BUSINESS CORPORATIONS ACT

ARTICLES

OF

<>

Incorporation No. <>

BUSINESS CORPORATIONS ACT

ARTICLES

OF

<>

PART 1 – INTERPRETATION

1.1	Definitions

Without limiting Article 1.2, in these Articles, unless the context requires otherwise:

(a)	“adjourned meeting” means the meeting to which a meeting is adjourned under Article 8.6 or 8.9;

(b)	“board” and “directors” mean the board of directors of the Company for the time being;

(c)	“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c.57, and includes its regulations;

(d)	“Company” means .;

(e)	“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238; and

(f)	“trustee”, in relation to a shareholder, means the personal or other legal representative of the shareholder, and includes a trustee in bankruptcy of the shareholder.

1.2	Business Corporations Act definitions apply

The definitions in the Business Corporations Act apply to these Articles.

1.3	Interpretation Act applies

The Interpretation Act applies to the interpretation of these Articles as if these Articles were an enactment.

1.4	Conflict in definitions

If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles.

1.5	Conflict between Articles and legislation

If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

PART 2 – SHARES AND SHARE CERTIFICATES

2.1	Form of share certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.2	Shareholder Entitled to Certificate or Acknowledgement

Unless the shares are uncertificated shares, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgement of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.3	Sending of share certificate

Any share certificate to which a shareholder is entitled may be sent to the shareholder by mail and neither the Company nor any agent is liable for any loss to the shareholder because the certificate sent is lost in the mail or stolen.

2.4	Replacement of worn out or defaced certificate

If the directors are satisfied that a share certificate is worn out or defaced, they must, on production to them of the certificate and on such other terms, if any, as they think fit:

(a)	order the certificate to be cancelled; and

(b)	issue a replacement share certificate.

2.5	Replacement of lost, stolen or destroyed certificate

If a share certificate is lost, stolen or destroyed, a replacement share certificate must be issued to the person entitled to that certificate if the directors receive:

(a)	proof satisfactory to them that the certificate is lost, stolen or destroyed; and

(b)	any indemnity the directors consider adequate.

2.6	Splitting share certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name 2 or more certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the certificate so surrendered, the Company must cancel the surrendered certificate and issue replacement share certificates in accordance with that request.

2.7	Shares may be uncertificated

Notwithstanding any other provisions of this Part, the directors may, by resolution, provide that:

(a)	the shares of any or all of the classes and series of the Company’s shares may be uncertificated shares; or

(b)	any specified shares may be uncertificated shares.

PART 3 – ISSUE OF SHARES

3.1	Directors authorized to issue shares

The directors may, subject to the rights of the holders of the issued shares of the Company, issue, allot, sell, grant options on or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices that the directors, in their absolute discretion, may determine.

3.2	Company need not recognize unregistered interests

Except as required by law or these Articles, the Company need not recognize or provide for any person’s interests in or rights to a share unless that person is the shareholder of the share.

PART 4 – SHARE TRANSFERS

4.1	Recording or registering transfer

A transfer of a share of the Company must not be registered

(a)	unless a duly signed instrument of transfer in respect of the share has been received by the Company and the certificate (or acceptable documents pursuant to Article 2.5 hereof) representing the share to be transferred has been surrendered and cancelled; or

(b)	if no certificate has been issued by the Company in respect of the share, unless a duly signed instrument of transfer in respect of the share has been received by the Company.

4.2	Form of instrument of transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

4.3	Signing of instrument of transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer, or, if no number is specified, all the shares represented by share certificates deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the share certificate is deposited for the purpose of having the transfer registered.

4.4	Enquiry as to title not required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

4.5	Transfer fee

There must be paid to the Company, in relation to the registration of any transfer, the amount determined by the directors from time to time.

PART 5 – ACQUISITION OF SHARES

5.1	Company authorized to purchase shares

Subject to the special rights and restrictions attached to any class or series of shares, the Company may, if it is authorized to do so by the directors, purchase or otherwise acquire any of its shares.

5.2	Company authorized to accept surrender of shares

The Company may, if it is authorized to do so by the directors, accept a surrender of any of its shares.

5.3	Company authorized to convert fractional shares into whole shares

The Company may, if it is authorized to do so by the directors, convert any of its fractional shares into whole shares in accordance with, and subject to the limitations contained in, the Business Corporations Act.

PART 6 – BORROWING POWERS

6.1	Powers of directors

The directors may from time to time on behalf of the Company:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person, and at any discount or premium and on such other terms as they consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)	mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future assets and undertaking of the Company.

PART 7 – GENERAL MEETINGS

7.1	Annual general meetings

Unless an annual general meeting is deferred or waived in accordance with section 182(2)(a) or (c) of the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual general meeting.

7.2	When annual general meeting is deemed to have been held

If all of the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 7.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

7.3	Calling of shareholder meetings

The directors may, whenever they think fit, call a meeting of shareholders.

7.4	Notice for meetings of shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting and to each director, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

7.5	Record date for notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

7.6	Record date for voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

7.7	Failure to give notice and waiver of notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

7.8	Notice of special business at meetings of shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 8.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice, and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

PART 8 – PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

8.1	Special business

At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting or the election or appointment of directors;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of or voting at the meeting,

(ii)	consideration of any financial statements of the Company presented to the meeting,

(iii)	consideration of any reports of the directors or auditor,

(iv)	the setting or changing of the number of directors,

(v)	the election or appointment of directors,

(vi)	the appointment of an auditor,

(vii)	the setting of the remuneration of an auditor,

(viii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution, and

(ix)	any other business which, under these Articles or theBusiness Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

8.2	Special resolution

The votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

8.3	Quorum

Subject to the special rights and restrictions attached to the shares of any affected class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one or more persons, present in person or by proxy.

8.4	Other persons may attend

The directors, the president, if any, the secretary, if any, and any lawyer or auditor for the Company are entitled to attend any meeting of shareholders, but if any of those persons do attend a meeting of shareholders, that person is not to be counted in the quorum, and is not entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

8.5	Requirement of quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote at the meeting is present at the commencement of the meeting.

8.6	Lack of quorum

If, within 1/2 hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)	in the case of a general meeting convened by requisition of shareholders, the meeting is dissolved; and

(b)	in the case of any other meeting of shareholders, the shareholders entitled to vote at the meeting who are present, in person or by proxy, at the meeting may adjourn the meeting to a set time and place.

8.7	Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any;

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

8.8	Alternate chair

At any meeting of shareholders, the directors present must choose one of their number to be chair of the meeting if: (a) there is no chair of the board or president present within 15 minutes after the time set for holding the meeting; (b) the chair of the board and the president are unwilling to act as chair of the meeting; or (c) if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting. If, in any of the foregoing circumstances, all of the directors present decline to accept the position of chair or fail to choose one of their number to be chair of the meeting, or if no director is present, the shareholders present in person or by proxy must choose any person present at the meeting to chair the meeting.

8.9	Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

8.10	Notice of adjourned meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

8.11	Motion need not be seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

8.12	Manner of taking a poll

Subject to Article 8.13, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken

(i)	at the meeting, or within 7 days after the date of the meeting, as the chair of the meeting directs, and

(ii)	in the manner, at the time and at the place that the chair of the meeting directs;

(b)	the result of the poll is deemed to be a resolution of, and passed at, the meeting at which the poll is demanded; and

(c)	the demand for the poll may be withdrawn.

8.13	Demand for a poll on adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

8.14	Demand for a poll not to prevent continuation of meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

8.15	Poll not available in respect of election of chair

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

8.16	Casting of votes on poll

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

8.17	Chair must resolve dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the same, and his or her determination made in good faith is final and conclusive.

8.18	Chair has no second vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a casting or second vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

8.19	Declaration of result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting.

8.20	Meetings by telephone or other communications medium

A shareholder or proxy holder who is entitled to participate in a meeting of shareholders may do so in person, or by telephone or other communications medium, if all shareholders and proxy holders participating in the meeting are able to communicate with each other; provided, however, that nothing in this Section shall obligate the Company to take any action or provide any facility to permit or facilitate the use of any communications medium at a meeting of shareholders. If one or more shareholders or proxy holders participate in a meeting of shareholders in a manner contemplated by this Section 8.20:

(a)	each such shareholder or proxy holder shall be deemed to be present at the meeting; and

(b)	the meeting shall be deemed to be held at the location specified in the notice of the meeting.

PART 9 – ALTERATIONS

9.1	Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by resolution of the directors:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares,

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares,

(iii)	subdivide all or any of its unissued or fully paid issued shares with par value into shares of smaller par value, or

(iv)	consolidate all or any of its unissued or fully paid issued shares with par value into shares of larger par value;

(d)	subdivide all or any of its unissued or fully paid issued shares without par value;

(e)	change all or any of its unissued or fully paid issued shares with par value into shares without par value or all or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares;

(g)	consolidate all or any of its unissued or fully paid issued shares without par value; or

(h)	otherwise alter its shares or authorized share structure when required or permitted to do so by theBusiness Corporations Act.

9.2	Change of Name

The Company may by resolution of the directors authorize an alteration to its Notice of Articles in order to change its name or adopt or change any translation of that name.

9.3	Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by resolution of the directors authorize an alteration of these Articles.

PART 10 – VOTES OF SHAREHOLDERS

10.1	Voting rights

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint registered holders of shares under Article 10.3:

(a)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote; and

(b)	on a poll, every shareholder entitled to vote has one vote in respect of each share held by that shareholder that carries the right to vote on that poll and may exercise that vote either in person or by proxy.

10.2	Trustee of shareholder may vote

A person who is not a shareholder may vote on a resolution at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting in relation to that resolution, if, before doing so, the person satisfies the chair of the meeting at which the resolution is to be considered, or satisfies all of the directors present at the meeting, that the person is a trustee for a shareholder who is entitled to vote on the resolution.

10.3	Votes by joint shareholders

If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders, but not both or all, may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)	if more than one of the joint shareholders is present at any meeting, personally or by proxy, the joint shareholder present whose name stands first on the central securities register in respect of the share is alone entitled to vote in respect of that share.

10.4	Trustees as joint shareholders

Two or more trustees of a shareholder in whose sole name any share is registered are, for the purposes of Article 10.3, deemed to be joint shareholders.

10.5	Representative of a corporate shareholder

If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must

(i)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least 2 business days before the day set for the holding of the meeting, or

(ii)	unless the notice of the meeting provides otherwise, be provided, at the meeting, to the chair of the meeting; and

(b)	if a representative is appointed under this Article 10.5,

(i)	the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder, and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

10.6	When proxy provisions do not apply

Articles 10.7 to 10.13 do not apply to the Company if and for so long as it is a public company.

10.7	Appointment of proxy holder

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint a proxy holder to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

10.8	Alternate proxy holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

10.9	When proxy holder need not be shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 10.5;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)	the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

10.10	Form of proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

(Name of Company)

The undersigned, being a shareholder of the above named Company, hereby appoints ........................................ or, failing that person, ........................................, as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders to be held on the day of and at any adjournment of that meeting.

Signed this .......... day of ..............................................., .................

............................................................... Signature of shareholder

10.11	Provision of proxies

A proxy for a meeting of shareholders must:

(a)	be received at the registered office of the Company or at any other place specified in the notice calling the meeting for the receipt of proxies, at least the number of business days specified in the notice or, if no number of days is specified, 2 business days before the day set for the holding of the meeting; or

(b)	unless the notice of the meeting provides otherwise, be provided at the meeting to the chair of the meeting.

10.12	Revocation of proxies

Subject to Article 10.13, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided at the meeting to the chair of the meeting.

10.13	Revocation of proxies must be signed

An instrument referred to in Article 10.12 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her trustee; or

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 10.5.

10.14	Validity of proxy votes

A vote given in accordance with the terms of a proxy is valid despite the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	by the chair of the meeting, before the vote is taken.

10.15	Production of evidence of authority to vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

PART 11 – DIRECTORS

11.1	First directors; number of directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 12.7, is set at:

(a)	subject to paragraphs (b) and (c), the number of directors that is equal to the number of the Company’s first directors;

(b)	if the Company is a public company, the greater of three and the number most recently elected by ordinary resolution (whether or not previous notice of the resolution was given); and

(c)	if the Company is not a public company, the number most recently elected by ordinary resolution (whether or not previous notice of the resolution was given).

11.2	Change in number of directors

If the number of directors is set under Articles 11.1(b) or 11.1(c):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)	if, contemporaneously with setting that number, the shareholders do not elect or appoint the directors needed to fill vacancies in the board of directors up to that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

11.3	Directors’ acts valid despite vacancy

An act or proceeding of the directors is not invalid merely because fewer directors have been appointed or elected than the number of directors set or otherwise required under these Articles.

11.4	Qualifications of directors

A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

11.5	Remuneration of directors

The directors are entitled to the remuneration, if any, for acting as directors as the directors may from time to time determine. If the directors so decide, the remuneration of the directors will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to a director in such director’s capacity as an officer or employee of the Company.

11.6	Reimbursement of expenses of directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

11.7	Special remuneration for directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

11.8	Gratuity, pension or allowance on retirement of director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

PART 12 – ELECTION AND REMOVAL OF DIRECTORS

12.1	Election at annual general meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 7.2:

(a)	the shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in the unanimous resolution appoint, a board of directors consisting of up to the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

12.2	Consent to be a director

No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in theBusiness Corporations Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)	with respect to first directors, the designation is otherwise valid under theBusiness Corporations Act.

12.3	Failure to elect or appoint directors

If:

(a)	the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 7.2, on or before the date by which the annual general meeting is required to be held under theBusiness Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 7.2, to elect or appoint any directors;

then each director in office at such time continues to hold office until the earlier of:

(c)	the date on which his or her successor is elected or appointed; and

(d)	the date on which he or she otherwise ceases to hold office under theBusiness Corporations Act or these Articles.

12.4	Directors may fill casual vacancies

Any casual vacancy occurring in the board of directors may be filled by the remaining directors.

12.5	Remaining directors’ power to act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or for the purpose of summoning a meeting of shareholders to fill any vacancies on the board of directors or for any other purpose permitted by the Business Corporations Act.

12.6	Shareholders may fill vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, and the directors have not filled the vacancies pursuant to Article 12.5 above, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

12.7	Additional directors

Notwithstanding Articles 11.1 and 11.2, between annual general meetings or unanimous resolutions contemplated by Article 7.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 12.7 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 12.7.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 12.1(a), but is eligible for re-election or re-appointment.

12.8	Ceasing to be a director

A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 12.9 or 12.10.

12.9	Removal of director by shareholders

The Shareholders may, by special resolution, remove any director before the expiration of his or her term of office, and may, by ordinary resolution, elect or appoint a director to fill the resulting vacancy. If the shareholders do not contemporaneously elect or appoint a director to fill the vacancy created by the removal of a director, then the directors may appoint, or the shareholders may elect or appoint by ordinary resolution, a director to fill that vacancy.

12.10	Removal of director by directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

12.11	Nominations of directors

(a)	Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board may be made at any annual meeting of shareholders or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(i)	by or at the direction of the board, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of theBusiness Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(iii)	by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided for below in this Section 12.11 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this Section 12.11.

(b)	In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company at the principal executive offices of the Company.

(c)	To be timely, a Nominating Shareholder’s notice to the Secretary of the Company must be made:

(i)	in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement (as defined below) of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day after the Notice Date in respect of such meeting; and

(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made. In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

(d)	To be in proper written form, a Nominating Shareholder’s notice to the Secretary of the Company must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person; (C) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (D) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to theBusiness Corporations Act and Applicable Securities Laws (as defined below); and

(ii)	as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to theBusiness Corporations Act and Applicable Securities Laws (as defined below).

(e)	The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(f)	No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Section 12.11; provided, however, that nothing in this Section 12.11 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of theBusiness Corporations Act. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(g)	For purposes of this Section 12.11:

(i)	“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

(ii)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission andsimilar regulatory authority of each province and territory of Canada.

(h)	Notwithstanding any other provision of this Section 12.11, notice given to the Secretary of the Company pursuant to this Section 12.11 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Secretary of the Company for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Company; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(i)	Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Section 12.11.

PART 13– PROCEEDINGS OF DIRECTORS

13.1	Meetings of directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the board held at regular intervals may be held at the place and at the time that the board may by resolution from time to time determine.

13.2	Chair of meetings

Meetings of directors are to be chaired by:

(a)	the chair of the board, if any;

(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)	any other director chosen by the directors if:

(i)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting,

(ii)	neither the chair of the board nor the president, if a director, is willing to chair the meeting, or

(iii)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

13.3	Voting at meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

13.4	Meetings by telephone or other communications medium

A director may participate in a meeting of the directors or of any committee of the directors in person, or by telephone or other communications medium, if all directors participating in the meeting are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 13.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

13.5	Who may call extraordinary meetings

A director may call a meeting of the board at any time. The secretary, if any, must on request of a director, call a meeting of the board.

13.6	Notice of extraordinary meetings

Subject to Articles 13.7 and 13.8, if a meeting of the board is called under Article 13.4, reasonable notice of that meeting, specifying the place, date and time of that meeting, must be given to each of the directors:

(a)	by mail addressed to the director’s address as it appears on the books of the Company or to any other address provided to the Company by the director for this purpose;

(b)	by leaving it at the director’s prescribed address or at any other address provided to the Company by the director for this purpose; or

(c)	orally, by delivery of written notice or by telephone, voice mail, e-mail, fax or any other method of legibly transmitting messages.

13.7	When notice not required

It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed or is the meeting of the directors at which that director is appointed;

(b)	the director has filed a waiver under Article 13.9; or

(c)	the director attends such meeting.

13.8	Meeting valid despite failure to give notice

The accidental omission to give notice of any meeting of directors to any director, or the non-receipt of any notice by any director, does not invalidate any proceedings at that meeting.

13.9	Waiver of notice of meetings

Any director may file with the Company a notice waiving notice of any past, present or future meeting of the directors and may at any time withdraw that waiver with respect to meetings of the directors held after that withdrawal.

13.10	Effect of waiver

After a director files a waiver under Article 13.9 with respect to future meetings of the directors, and until that waiver is withdrawn, notice of any meeting of the directors need not be given to that director unless the director otherwise requires in writing to the Company.

13.11	Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is a majority of the directors.

13.12	If only one director

If, in accordance with Article 11.1, the number of directors is one, the quorum necessary for the transaction of the business of the directors is one director, and that director may constitute a meeting.

PART 14 – COMMITTEES OF DIRECTORS

14.1	Appointment of committees

The directors may, by resolution:

(a)	appoint one or more committees consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)	the power to fill vacancies in the board,

(ii)	the power to change the membership of, or fill vacancies in, any committee of the board, and

(iii)	the power to appoint or remove officers appointed by the board; and

(c)	make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution.

14.2	Obligations of committee

Any committee formed under Article 14.1, in the exercise of the powers delegated to it, must:

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers to the earliest meeting of the directors to be held after the act or thing has been done.

14.3	Powers of board

The board may, at any time:

(a)	revoke the authority given to a committee, or override a decision made by a committee, except as to acts done before such revocation or overriding;

(b)	terminate the appointment of, or change the membership of, a committee; and

(c)	fill vacancies in a committee.

14.4	Committee meetings

Subject to Article 14.2(a):

(a)	the members of a directors’ committee may meet and adjourn as they think proper;

(b)	a directors’ committee may elect a chair of its meetings but, if no chair of the meeting is elected, or if at any meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of a directors’ committee constitutes a quorum of the committee; and

(d)	questions arising at any meeting of a directors’ committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote.

PART 15 – OFFICERS

15.1	Appointment of officers

The board may, from time to time, appoint a president, secretary or any other officers that it considers necessary or desirable, and none of the individuals appointed as officers need be a member of the board.

15.2	Functions, duties and powers of officers

The board may, for each officer:

(a)	determine the functions and duties the officer is to perform;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	from time to time revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

15.3	Remuneration

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the board thinks fit and are subject to termination at the pleasure of the board.

PART 16 – CERTAIN PERMITTED ACTIVITIES OF DIRECTORS

16.1	Other office of director

A director may hold any office or place of profit with the Company (other than the office of auditor of the Company) in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.2	No disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise.

16.3	Professional services by director or officer

Subject to compliance with the provisions of the Business Corporations Act, a director or officer of the Company, or any corporation or firm in which that individual has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such corporation or firm is entitled to remuneration for professional services as if that individual were not a director or officer.

16.4	Remuneration and benefits received from certain entities

A director or officer may be or become a director, officer or employee of, or may otherwise be or become interested in, any corporation, firm or entity in which the Company may be interested as a shareholder or otherwise, and, subject to compliance with the provisions of the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other corporation, firm or entity.

PART 17 – INDEMNIFICATION

17.1	Indemnification of directors

The directors must cause the Company to indemnify its directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act.

17.2	Deemed contract

Each director is deemed to have contracted with the Company on the terms of the indemnity referred to in Article 17.1.

PART 18 – AUDITOR

18.1	Remuneration of an auditor

The directors may set the remuneration of the auditor of the Company.

18.2	Waiver of appointment of an auditor

The Company shall not be required to appoint an auditor if all of the shareholders of the Company, whether or not their shares otherwise carry the right to vote, resolve by a unanimous resolution to waive the appointment of an auditor. Such waiver may be given before, on or after the date on which an auditor is required to be appointed under the Business Corporations Act, and is effective for one financial year only.

PART 19 – DIVIDENDS

19.1	Declaration of dividends

Subject to the rights, if any, of shareholders holding shares with special rights as to dividends, the directors may from time to time declare and authorize payment of any dividends the directors consider appropriate.

19.2	No notice required

The directors need not give notice to any shareholder of any declaration under Article 19.1.

19.3	Directors may determine when dividend payable

Any dividend declared by the directors may be made payable on such date as is fixed by the directors.

19.4	Dividends to be paid in accordance with number of shares

Subject to the rights of shareholders, if any, holding shares with special rights as to dividends, all dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

19.5	Manner of paying dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of paid up shares or fractional shares, bonds, debentures or other debt obligations of the Company, or in any one or more of those ways, and, if any difficulty arises in regard to the distribution, the directors may settle the difficulty as they consider expedient, and, in particular, may set the value for distribution of specific assets.

19.6	Dividend bears no interest

No dividend bears interest against the Company.

19.7	Fractional dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

19.8	Payment of dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed:

(a)	subject to paragraphs (b) and (c), to the address of the shareholder;

(b)	subject to paragraph (c), in the case of joint shareholders, to the address of the joint shareholder whose name stands first on the central securities register in respect of the shares; or

(c)	to the person and to the address as the shareholder or joint shareholders may direct in writing.

19.9	Receipt by joint shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

PART 20 – ACCOUNTING RECORDS

20.1	Recording of financial affairs

The board must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the provisions of the Business Corporations Act.

PART 21 – EXECUTION OF INSTRUMENTS

21.1	Who may attest seal

The Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signature or signatures of:

(a)	any 2 directors;

(b)	any officer, together with any director;

(c)	if the Company has only one director, that director; or

(d)	any one or more directors or officers or persons as may be determined by resolution of the directors.

21.2	Sealing copies

For the purpose of certifying under seal a true copy of any resolution or other document, the seal must be impressed on that copy and, despite Article 21.1, may be attested by the signature of any director or officer.

21.3	Execution of documents not under seal

Any instrument, document or agreement for which the seal need not be affixed may be executed for and on behalf of and in the name of the Company by any one director or officer of the Company, or by any other person appointed by the directors for such purpose.

PART 22 – NOTICES

22.	Method of giving notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(i)	for a record mailed to a shareholder, the shareholder’s registered address,

(ii)	for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class, or

(iii)	in any other case, the mailing address of the intended recipient;

(b)	delivery at the applicable address for that person as follows, addressed to the person:

(i)	for a record delivered to a shareholder, the shareholder’s registered address,

(ii)	for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class,

(iii)	in any other case, the delivery address of the intended recipient;

(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e)	physical delivery to the intended recipient; or

(f)	such other manner of delivery as is permitted by applicable legislation governing electronic delivery.

22.	Deemed receipt of mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 22.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

22.	Certificate of sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 22.1, prepaid and mailed or otherwise sent as permitted by Article 22.1 is conclusive evidence of that fact.

22.	Notice to joint shareholders

A notice, statement, report or other record may be provided by the Company to the joint registered shareholders of a share by providing the notice to the joint registered shareholder first named in the central securities register in respect of the share.

22.5	Notice to trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description, and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)	if an address referred to in Article 22.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

PART 23 – RESTRICTION ON SHARE TRANSFER

23.1	Application

Article 23.2 does not apply to the Company if and for so long as it is a public company.

23.2	2 Consent required for transfer

No shares may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

PART 24 - SPECIAL RIGHTS AND RESTRICTIONS

24.1	Preferred shares issuable in series

The Preferred shares may include one or more series and, subject to the Business Corporations Act, the directors may, by resolution, if none of the shares of any particular series are issued, alter the Articles of the Company and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(a)	determine the maximum number of shares of that series that the Company is authorized to issue, determine that there is no such maximum number, or alter any such determination;

(b)	create an identifying name for the shares of that series, or alter any such identifying name; and

(c)	attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

Full Name and signature of incorporator	Date of Signing

<>

_________________________________________
<>

SCHEDULE E

LIST OF INTELLECTUAL PROPERTY

1.	Website domains;

2.	Logo branding; and

3.	Plant diagrams and schematics.

SCHEDULE F

WARATAH ROYALTIES

Eco Endeavors and Waratah Capital Ltd. (“WCL”) entered into a Royalty Deed dated June 1, 2012, whereby Eco Endeavors agreed to pay WCL a royalty calculated as 3% of all revenue determined and calculated on a quarterly basis each year. Royalties are calculated by including in such revenues all revenues receivable by any of Eco Endeavors subsidiaries.

SCHEDULE G

DISCLOSURE STATEMENT

Section 3.1(b)

Eco Endeavors owes Palladio Projects Kft 75,000 Euros pursuant to the terms of a consulting agreement. Payment is overdue pursuant to the closing of the sale of Kenderes Biogaz to Kenderesh (the “Palladio Agreement”).

Kenderes Biogaz owes Palladio Projects Kft certain sums pursuant to the terms of the Kenderes Biogaz Royalty.

Kenderes Biogaz owes Középtiszai Mez Kenderes Biogaz owes Középtiszai Mez gazdasági Zártkör en M köd Részvénytársaság (“Középtiszai”) 13,333,333 Hungarian Forints pursuant to the terms of a Biowaste utilization contract (Biohulladék Hasznosítási Szerz dés) and an operating agreement (Együttm ködési Szerz dés).

Eco Endeavors owes Waratah certain sums pursuant to the terms of the Deed of Undertaking, which, for greater certainty, is anticipated to increase until the Effective Date as Waratah continues to fund Eco Endeavors until such date.

General indebtedness occurred in the normal course of business.

Section 3.1(g)

Payments required pursuant to Palladio Agreement.

Payments required to Középtiszai pursuant to the Biowaste utilization contract and the operating agreement.

Section 3.1(n)

Waratah Royalty Kenderes Biogaz Royalty

Section 3.1(o)

See Section 3.1(n) disclosure of royalties set out in this Schedule above which information is incorporated into this section by reference.

Section 3.1(t)

Eco Endeavors has not filed tax returns for its fiscal years ended March 31, 2012 or 2013.

Section 3.1(w)

Monthly payments of 2,222,223 Hungarian Forints are due to Középtiszai on the 10th day of each month. If the payments are not made, Kenderes Biogaz will be in breach of the contract and run the risk of Középtiszai confiscating the Sorghum, which is used to run the biogas plant. In this case, the plant would likely not be able to run in a profitable fashion.

Section 3.1(bb)

See Section 3.1(w) set out in this Schedule above which information is incorporated into this section by reference.

Section 3.1(ff)

Supply has been secured through to August 2013. Following this date, raw material supply is uncertain and significant investment will be required to secure supply for the coming year. If sufficient funding is not received, Kenderes Biogaz will not have adequate supply and it will have a material adverse effect on the revenues and operations of Kenderes Biogaz.

Kenderes Biogaz has an arrangement with Középtiszai whereby they remove all fertilizer produced by the plant and spread it over their farms. This arrangement will terminate in October of 2013, although the farmer has refused to remove the fertilizer thus far in 2013. Kenderes Biogaz will need to make significant investment in heat exchange infrastructure and fertilizer certification to appropriately dispose of or sell the fertilizer. Kenderes Biogaz has started the fertilizer certification, but requires further funding for this endeavor and if sufficient funds are not received it will have a material negative effect on the profitability of the plant.